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                                                                 Exhibit 10-U(1)

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THIS SALE AND PURCHASE AGREEMENT is made on March 10, 2005 (this AGREEMENT).

BETWEEN

(1) DONGFENG MOTOR CO., LTD., a Sino-Japanese equity joint venture with limited liability duly established and validly existing under the laws the People's Republic of China whose registered address is at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan, Hubei Province, People's Republic of China (DFL). The legal representative of DFL is Miao Wei, a national of the PRC, who holds the position of chairman of the board.

(2) DONGFENG (SHIYAN) INDUSTRIAL COMPANY, a company with limited liability duly established and validly existing under the laws the People's Republic of China whose registered address is at No. 66 Gongyuan Road, Shiyan, Hubei Province, People's Republic of China (DONGFENG INDUSTRY). The legal representative of Dongfeng Industry is Li Zhenhua, a national of the PRC, who holds the position of chairman of the board.

(3) DONGENG MOTOR CORPORATION, a state-owned enterprise with limited liability duly established and validly existing under the laws the People's Republic of China whose registered address is at No. 8 Checheng Road, Wuhan Economic and Technological Development Zone, Wuhan, Hubei Province, People's Republic of China (DFM). The legal representative of DFM is Miao Wei, a national of the PRC, who holds the position of chairman of the board.

(4) DANA MAURITIUS LIMITED, a company with limited liability duly established and validly existing under the laws of the Republic of Mauritius whose principal place of business is at Level 6, One Cathedral Square, Pope Hennessy Street, Port Louis, Mauritius (DANA). The legal representative of Dana is Robert E. Pollock, a national of the USA, who holds the position of Director.

WHEREAS

(A) Dongfeng Axle Co., Ltd. (Business License Registration Number 4206001330066) is a domestic company with limited liability duly established and validly existing under the laws of the People's Republic of China whose registered address is at 10th Floor, Torch Building, Hi-Tech Industry Development Zone, Xiangfan, Hubei Province, PRC (the COMPANY).

(B) The Company has a registered capital of RMB Five Hundred Million Yuan (RMB500,000,000).

(C) DFL owns seventy-nine and 23/100 percent (79.23%) of the registered capital in the Company; Dongfeng Industry owns ten and 96/100 percent (10.96%) of the registered capital in the Company; DFM owns nine and 81/100 percent (9.81%) of the registered capital in the Company.

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(D) DFL has agreed to sell twenty-nine and 23/100 percent (29.23%) of the registered capital in the Company (the DFL INTEREST), Dongfeng Industry has agreed to sell ten and 96/100 percent (10.96%) of the registered capital in the Company (the DONGFENG INDUSTRY INTEREST), and DFM has agreed to sell nine and 81/100 percent (9.81%) of the registered capital in the Company (the DFM INTEREST), to Dana on the terms and conditions set out in this Agreement.

(E) Dana has agreed to purchase the DFL Interest, Dongfeng Industry Interest and DFM Interest from DFL, Dongfeng Industry and DFM respectively relying on the representations and warranties jointly made by DFL, Dongfeng Industry and DFM as set out in this Agreement and on the terms and conditions hereof.

(F) Upon completion of the transfer of the DFL Interest, the Dongfeng Industry Interest and the DFM Interest to Dana as contemplated under this Agreement, the Company will then be converted into a Sino-foreign equity joint venture (the JV) and be renamed to Dongfeng Dana Axle Co., Ltd., in which DFL and Dana will each hold fifty percent (50%) of the registered capital in the JV.

(G) Furthermore, DFL and Dana intend to govern their future relationship in accordance with this Agreement, the New JVC and the New Articles.

NOW THEREFORE, IT IS AGREED as follows:

1. INTERPRETATION

1.1 Words and expressions used in this Agreement (including the Recitals and the Schedules and Exhibits) shall have the meanings set out in Schedule 1.1, unless the context requires otherwise.

1.2 In this Agreement, unless the context otherwise requires:

(a) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement; and

(b) any statement qualified by the expression TO THE BEST KNOWLEDGE OF SELLER, KNOWN TO SELLER or SO FAR AS SELLER IS AWARE or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed to include the knowledge of each Seller, the Company and the General Manager, Deputy General Manager, Department Manager, Section Manager and any officer in any similar capacity of any of the Sellers or the Company, excluding any employee of Dana.

1.3 The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

2. SALE OF THE TRANSFERRED INTERESTS AND PURCHASE PRICE

2.1 Subject to and in accordance with the terms and conditions of this Agreement, the Sellers shall sell and assign, and Dana shall purchase the Transferred Interests free

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from any and all Encumbrances together with all rights which, starting from the
Completion Date, will be or may become, attached thereto.

2.2 For the avoidance of doubt, any rights attaching to the Transferred Interests referred to in clause 2.1 shall not be taken to include the benefits of any rebate or credit which:

(a)   may be provided by any third party to the JV after Completion; and

(b) arises as a result of any overpayment by the Company for any liabilities and/or obligations of the Company (which have been fully discharged prior to Completion) during the period in which the Sellers hold any equity in the capital of the Company prior to Completion.

The Parties agree that to the extent that the JV receives any such rebate or credit from such third party, the JV shall:

(c) promptly notify Dana and the Sellers the nature and amount of any such rebate or credit; and

(d)   reimburse to each Seller an amount equivalent to:

      (i) the amount of the net benefit received by the JV after the payment of Taxation in connection therewith multiplied by

      (ii) the equity ratio of such Seller with regard to the registered capital of the Company as at Completion,

    within 90 days after the JV receives the benefit of any such rebate or credit.

2.3 In consideration of the transfer to Dana of the Transferred Interests, Dana shall pay the Sellers the total price of Renminbi Four Hundred and Eighty-Five Million (RMB485,000,000) (the PURCHASE PRICE) with the amount of Renminbi Two Hundred Eighty-Three Million and Five Hundred Thirty-One Thousand (RMB283,531,000) payable to DFL, the amount of Renminbi One Hundred and Six Million and Three Hundred and Twelve Thousand (RMB106,312,000) payable to Dongfeng Industry and the amount of Renminbi Ninety-Five Million and One Hundred Fifty-Seven Hundred (RMB95,157,000) payable to DFM in accordance with the payment terms set forth in Schedule 2.3 and subject to the terms and conditions set forth herein.

2.4 By signing this Agreement, each of the Sellers expressly and unconditionally consents to Dana's acquisition of all of the Transferred Interests from the respective Sellers and agrees not to exercise any right of first refusal (if any) with regard to any part of the Transferred Interest arising by reason of Dana's such acquisition.

3. CONDITIONS PRECEDENT

3.1 Completion is conditional upon the Conditions Precedent set out in Schedule
3.1 being fulfilled.

3.2 The Sellers shall use all reasonable endeavours to ensure that the Conditions

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Precedent are to be fulfilled as soon as possible after the date of this
Agreement. Such reasonable endeavours shall include the Sellers jointly and individually, as promptly as practicable, taking all steps reasonably necessary or desirable (including making filings and notifications) to obtain all consents, approvals or actions of any Governmental Entity which are required in order to complete the sale and purchase of the Transferred Interests including those required to satisfy the relevant Condition Precedent.

3.3 Dana shall notify the Sellers in writing as soon as all Conditions Precedent have been fulfilled or waived by Dana. The first Business Day in the United States of America on or by which, prior to 4.00 p.m., all Conditions Precedent have been fulfilled or waived by Dana as indicated by Dana in writing in accordance with the provisions of the preceding sentence of this clause 3.3 shall be deemed to be the RECORD DATE.

3.4 If any of the Conditions Precedent has not been fulfilled in all material respects (or waived in accordance with clause 3.3 above) on or before the Longstop Date, this Agreement (other than the Surviving Provisions) shall automatically terminate in which case none of the Parties shall have any claim of any nature whatsoever against any other Party(ies) under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued before termination or in relation to any of the Surviving Provisions).

3.5 Notwithstanding clause 3.4 above, Dana shall be entitled in its absolute discretion, by written notice to the Sellers, to waive any or all of the Conditions Precedent either in whole or in part.

4. PRE-COMPLETION UNDERTAKINGS

Pending Completion, the Sellers shall agree and jointly and severally undertake to Dana those matters set out in Schedule 4.1.

5. COMPLETION

5.1 The sale and purchase of the Transferred Interests shall be completed (COMPLETION) in the headquarters of the Company at 12:00 am on (i) the third Business Day after the Record Date or such other date as the Parties mutually agree; or (ii) if clause 5.4(b) or (c) applies, such date as Dana elects pursuant to that clause (the COMPLETION DATE). The events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2 On Completion, the Sellers shall deliver or cause to be delivered to Dana the documents set out in Schedule 5.2.

5.3 Upon Completion, the Sellers shall convey good and marketable title to the Transferred Interests to Dana free and clear of any and all Encumbrances, together with all rights attached to the Transferred Interests.

5.4 If:

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(a)   any of the Sellers fails or is or becomes unable to perform any of the obligations required to be performed by that Seller on or before Completion in any material respect; and

(b) that Seller fails to remedy or rectify such failure within 10 Business Days after Dana gives a written notice requesting the Seller to do so,

Dana shall not be obliged to complete the sale and purchase of the Transferred Interests and may, in its absolute discretion, by written notice to the Sellers at the time Completion would otherwise be due to take place:

(c) terminate this Agreement (other than the Surviving Provisions) without liability on the part of Dana; or

(d) elect to defer the completion of the sale and purchase of the Transferred Interests by not more than thirty (30) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.4 shall apply, mutatis mutandis, if the Sellers fail or are unable to perform any of their obligations on such other date; or

(e) elect to complete the sale and purchase of the Transferred Interests on that date and specify a later date on which the Sellers shall be obliged to complete their outstanding obligations.

5.5 If Dana:

(a) fails or is or becomes unable to perform any of the obligations required to be performed by it on or before Completion in any material respect; and

(b) fails to remedy or rectify such failure within 10 Business Days after the Sellers give a written notice requesting Dana to do so,

the Sellers shall not be obliged to complete the sale and purchase of the Transferred Interests and may, in their absolute discretion, by written notice to Dana at the time Completion would otherwise be due to take place:

(c) terminate this Agreement (other than the Surviving Provisions) without liability on the part of the Sellers; or

(d) elect to defer the completion of the sale and purchase of the Transferred Interests by not more than thirty (30) Business Days to such other date as it may specify in such notice; or

(e) elect to complete the sale and purchase of the Transferred Interests on that date and specify a later date on which Dana shall be obliged to complete its outstanding obligations.

6. COMPLETION ACCOUNTS AND POST-COMPLETION UNDERTAKINGS

6.1 The Sellers shall use all reasonable endeavours to procure that, promptly after Completion, Completion Accounts are prepared in accordance with the provisions of

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this clause 6. Such Completion Accounts shall be prepared on the basis of the accounting policies and procedures set out in Schedule 6.1 and shall give a true and fair view of the state of affairs of the Company as at the Completion Date.

6.2 The Sellers shall promptly arrange for the draft Completion Accounts to be prepared by the Company and cause the Company to deliver such draft Completion Accounts to a PRC certified auditing entity as designated by Dana licensed to practice in the PRC within ten (10) Business Days after the Completion Date for such draft Completion Accounts to be reviewed and audited by such entity. Fees and out-of-pocket expenses incurred by such entity in reviewing and auditing the draft Completion Accounts shall be borne by Dana.

6.3 Each of the Sellers and the Company shall use all reasonable endeavours to ensure that it provides the entity referred to in clause 6.2 with such access to the employees, accounts, working papers and other financial information of the Company as is reasonably necessary for the purposes of this Agreement in order that the entity can complete its review and audit of the draft Completion Accounts within twenty (20) Business Days after the Completion Date. Each Party shall similarly use all reasonable endeavours to ensure that the entity referred to in clause 6.2 have such access to all relevant working and other papers of such Party as is reasonably necessary for the purposes of this Agreement.

6.4 The Sellers shall notify Dana within 10 days after the receipt of the Completion Accounts audited by the entity referred to in clause 6.2 (FIRST AUDITED ACCOUNTS) whether or not the Sellers accept them as the Completion Accounts for the purposes of this Agreement. If the Sellers notify Dana that they do not accept the Fist Audited Accounts:

(a) the Sellers shall set out in detail the reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in their opinion, should be made to the First Audited Accounts in order to comply with the requirements of this Agreement; and

(b) the Parties shall use all reasonable endeavours (in conjunction with the entity referred to in clause 6.2) to meet and discuss the objections of the Sellers and to reach agreement upon the adjustments (if any) required to be made to the First Audited Accounts.

If the Sellers are satisfied with the First Audited Accounts (either as originally submitted or after adjustments agreed between Dana and the Sellers) or if the Sellers fails to notify Dana of their non-acceptance of the First Audited Accounts within the 10 day period referred to above, then the First Audited Accounts (incorporating any agreed adjustments) shall constitute the Completion Accounts for the purposes of this Agreement. If the Sellers and Dana do not reach agreement within 15 days of the aforementioned notice of non-acceptance given by the Sellers, then the matters in dispute shall be referred, on the application of the Sellers, for review and audit by a second independent PRC certified auditing entity to be agreed upon between the Sellers and Dana. The following terms of reference shall apply in respect of the engagement of this second auditing entity:

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(c)   such entity shall:

      (i) discuss and work with the first auditing entity referred to in clause 6.2 and attempt to resolve those matters which the Sellers have identified under clause 6.4(a) and which have not been agreed between the Parties; and

      (ii)  promptly issue an audit opinion which, if considered appropriate:

            (A)   confirms the First Audited Accounts; or

            (B) identify clearly what adjustments (if any) are necessary to the First Audited Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement (the revised set of Completion Accounts incorporating such adjustments hereinafter referred to as the SECOND AUDITED ACCOUNTS), with a view to providing such opinion or the Second Audited Accounts (as appropriate) to the Parties within 20 days after the date of its engagement by the Parties under this clause 6.2,

    in each case having regard to the terms and conditions of this Agreement;

(d) the opinion issued by the entity under clause 6.4(c)(ii) shall be final and binding on the Parties, and the Second Audited Accounts, if any, shall constitute the Completion Accounts for the purposes of this Agreement;

(e) fees and out-of-pocket expenses incurred by such entity in reviewing and auditing the First Audited Accounts shall be borne by the Sellers if the results of the Second Audited Accounts are substantially the same as those of the First Audited Accounts, then the fees and out-of-pocket expenses shall be borne by the Sellers. However, if the results of the Second Audited Accounts are materially different overall from those of the First Audited Accounts, then the fees and out-of-pocket expenses shall be borne by DANA.

6.5 In the event that the Completion Accounts as prepared by the Company and audited by the auditing entity referred to in clause 6.2 or 6.4 (as appropriate) indicates that the Company as at the Completion Date is not clean and free from
(i) Shareholders' Loans (excluding the dividend payable regardless whether or not such dividend payable bears any interest), or (ii) does not have the warranted net book value as specified in Warranty 3.4(b) of Schedule 8.1A, then the Sellers shall be jointly and severally liable to Dana for breaching the Warranties. Without prejudice to Dana's other rights and remedies under this Agreement, in such an event, Dana shall, at its sole discretion, either be entitled to terminate this Agreement pursuant to clause 12, or be entitled to issue a notice to the Sellers to request compensation by the Sellers whereupon the Sellers shall jointly and severally liable for paying Dana, within five (5) Business Days of such notice, compensation which compensation shall not be less than fifty percent (50%) of the sum (SELLERS' PAYABLE AMOUNT TO DANA) of (x) the aggregate value of any Shareholders' Loans of the Company as at the

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Completion Date and any deficiencies in the net book value of the Company, as indicated in or calculated from the Completion Accounts, (y) the interests accrued thereon until full repayment, and (z) any costs to be incurred by the Company to promptly repay the above Shareholders' Loans. Alternatively, Dana shall be entitled to set off Sellers' Payable Amount to Dana against any amount of payment due and payable by Dana to the Sellers. Each of the Sellers shall jointly and severally bear such compensation for the Transferred Interests, or, alternatively, consent to Dana's such right of set-off set forth in the preceding sentence. Any payment (if any) to be made by the Sellers to Dana under this clause 6.5 shall not be subject to the provisions of clause 12.1 below.

6.6 Notwithstanding the provisions of clause 6.5, under no circumstances should Dana be obliged to pay the Sellers any amount in addition to the Purchase Price as consideration for the purchase of the Transferred Interests. It is being understood that this does not limit Sellers' rights in the event of a breach by Dana of any of its obligations hereunder.

7. RESTRICTIONS ON THE SELLERS

7.1 Except with Dana's express prior written consent, each of the Sellers shall not and shall procure that each of its Affiliates shall not, as long as Dana is an owner of an equity interest in the JV, directly or indirectly, solicit or endeavour to entice away from the JV any person, firm or company who or which is or has been a customer of or in the habit of dealing with the JV.

7.2 Except as pursuant to the New JVC, each of the Sellers shall not, except with Dana's express prior written consent, and shall procure that each of its Affiliates shall not (whether alone or jointly with another and whether directly or indirectly), as long as Dana is an owner of an equity interest in the JV, compete with the JV and/or its business, or own any interest, whether directly or indirectly, in or directly or indirectly assist in any manner, any third party that competes with the JV and/or its business.

7.3 Each of the Sellers shall not (and shall procure that each of its Affiliates shall not) within a period of two (2) years after Completion, offer employment to or employ, or offer or conclude any contract for services with, without the JV's prior consent, any person who was employed by the Company at any time during the one (1) year period prior to Completion (not including any delegates sent by DFL to the Company). The employment arrangement outside of the Company for the current senior managers of the Company will be discussed and agreed to by the Parties.

7.4 Except so far as may be required by law and in the circumstances only after prior consultation with Dana, each of the Sellers shall (and shall procure that each of its Affiliates shall) not at any time disclose to any person or use to the detriment of the JV any trade secret or other confidential information, such as product design information and drawings, customers, vendors and pricing information, which it holds in relation to the JV or its affairs and which came to its possession during its ownership of the JV.

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7.5 Each of the Sellers shall use all reasonable efforts to, and shall cause its
Affiliates which purchase any products or use/engage any services provided by the JV or provide any products or any services to the JV use reasonable efforts to, continue to support the business of the JV by purchasing the products or using/engaging the services of the JV in the same manner, volume and extent as the Sellers and their respective Affiliates have purchased products or services from, or provided products or services to, the Company prior Completion, provided that any such transactions between the Company and the Sellers and their respective Affiliates shall, to the extent that they were not conducted on arm's length terms prior to Completion, be conducted on arm's length terms after Completion.

8. WARRANTIES, UNDERTAKINGS AND INDEMNITIES

8.1 Each of the Sellers jointly and severally represents and warrants to Dana with respect to the Transferred Interests, those Warranties set out in Schedule 8.1A. Dana represents and warrants to the Sellers with respect to the execution of this Agreement and the performance of its obligation hereunder, those Dana Warranties set out in Schedule 8.1B.

8.2 The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts then existing and Completion of this Agreement shall constitute a joint and several warranty by the Sellers that no event has occurred between the date of this Agreement and Completion which would cause any of the Warranties to be untrue or inaccurate in any material respect.

8.3 The rights and remedies of Dana under this Agreement including those in respect of the Warranties, shall not be affected, and any of the Seller's liabilities under this Agreement shall not be released, discharged or impaired, by (i) Completion, (ii) any investigation made into the affairs of the Company by Dana, any actual or constructive knowledge of the Company by Dana or reference to any other paragraphs of Schedule 8.1A or anything in this Agreement, (iii) Dana terminating (or failing to terminate or rescind) this Agreement, or (iv) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by Dana.

8.4 The Dana Warranties shall be deemed to be repeated immediately before Completion with reference to the facts then existing and Completion of this Agreement shall constitute warranty by Dana that no event has occurred between the date of this Agreement and Completion which would cause any of the Dana Warranties to be untrue or inaccurate in any material respect. The rights and remedies of the Sellers under this Agreement including those in respect of the Dana Warranties, shall not be affected, and any of Dana's liabilities under this Agreement shall not be released, discharged or impaired, by (i) Completion, (ii) any investigation made into the affairs of Dana by the Sellers, any actual or constructive knowledge of Dana by the Sellers or reference to any other paragraphs of Schedule 8.1B or anything in this Agreement, (iii) the Sellers terminating (or failing to terminate or rescind) this Agreement, or (iv) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Sellers.

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8.5 If any Seller acquires any knowledge of any event or matter (whether occurring or existing before the signing of this Agreement or not) which makes, or might make, any of the Warranties untrue, or which renders, or might render, any of the Warranties misleading, it shall forthwith disclose in writing to Dana all that it knows about the event or matter in question and the Sellers shall make any investigations concerning the event or matter which Dana may reasonably require. If Dana acquires any knowledge of any event or matter (whether occurring or existing before the signing of this Agreement or not) which makes, or might make, any of the Warranties untrue, or which renders, or might render, any of the Warranties misleading, it shall forthwith disclose in writing to the Sellers all that it knows about the event or matter in question and Dana shall make any investigations concerning the event or matter which the Sellers may reasonably require.

8.6 Each of the Sellers shall jointly and severally ensure that upon prior written notice by Dana, Dana and its directors and other officers and advisers are given access to all facilities which they may request in order to establish the accuracy of the Warranties and, in particular, shall allow them full access to all financial and other records of the Company, including but not limited to all accounts and accounting records, bank accounts, the Company's debts, and the Company's real estate title certificates, product records and equipment specifications, all statutory books, minute books, leases, contracts, supplier lists and customer lists; provided that Dana shall, and shall procure that its directors and other officers and advisors will, keep such information confidential and not disclose such information to any third party.

8.7 All of DFM's obligations and liabilities under or arising out of this Agreement shall be borne by DFL.

9. INDEMNITIES BY THE SELLERS

9.1 Without prejudice to clause 11 below, each of the Sellers hereby agrees to jointly and severally indemnify and keep Dana fully indemnified from and against all claims, demands, actions, damages, losses (including loss of profit and opportunity), costs, obligations, penalties, liabilities and expenses (the COSTS) brought or made against or suffered or incurred by Dana as a result of or in respect of any breach by any of the Sellers of any Warranty, undertaking, agreement, covenant or obligation of the Sellers to be observed or performed hereunder, and/or arising out of or in connection with or in respect of any such breach or the Company' action(s) or omission(s) which may be detrimental to Dana or may have a material adverse effect on the Properties, business or prospects of the Company resulting from any such action or omission.

9.2 Notwithstanding any contrary provision in this Agreement (including the Schedules) or under applicable law and without limiting Dana's other rights or remedies hereunder, the Sellers shall be jointly and severally liable to:

(a) Dana for any indemnity claim of Dana hereunder for any and all the Costs incurred by Dana which gives rise or results from or is in connection with to such claim, including without limitation:

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      (i)   any Encumbrance over any Transferred Interests or all or any part of the business or Assets of the Company;

      (ii) any breach of any of the Warranties or of any other representations and warranties in respect of the Company hereunder being other than the Warranties; and

      (iii) any breach by any Seller of any provision of this Agreement in any material respect.

(b) Dana for any indemnity claim of Dana hereunder for any and all Costs which the JV incurs or which the JV is liable in respect of or in connection with such claim, including without limitation:

      (i) any past, present or future claims by any former share or equity holder or joint venture partner of the Company;

      (ii) any failure by the Company to hold any permit authorisation, licence or registration required for the conduct of any aspect of any business carried on by the Company:

            (A)   prior to Completion; or

            (B) during the period of six (6) months immediately after Completion.

      (iii) any breach by or contravention of the Company of any law or regulation prior to Completion, including without limitation:

            (A) any failure of the Company to pay its employees or persons engaged by it of any salaries due and payable, to make contributions therefor, whether under statutory requirement or contractual obligations, in accordance with the relevant PRC labor laws and regulations;

            (B) any failure of the Company to provide a safe and hazardous-free work environment for its employees or persons engaged by it and/or any work-related injury claim (past, present or future) brought thereby;

            (C) any tax violation by the Company to pay relevant taxes and duties in accordance with the relevant PRC relevant tax laws and regulations prior to Completion;

            (D) any hidden tax liabilities related to any existing tax issues of the Company which have not been rectified during the period of six (6) months immediately after Completion: or

            (E) any environmental violation by the Company to conduct its business in accordance with the relevant PRC environmental

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                  laws and regulation and/or any obligation to clean-up ordered by the relevant PRC government authorities arising out of or resulting from or in connection therewith.

      (iv) any use of any computer software by the Company in violation of the relevant software license prior to Completion;

      (v) any outstanding, pending or threatened claims (including without limitation any and all asbestos-related claims), disputes or litigation based on the Company's business activities and/or arrangement prior to Completion to which the Company was a party; and

      (vi) the net book value of the JV at the Completion Date as verified and confirmed in the Completion Accounts having dropped below ****.

9.3 A claim for indemnity under this clause 9 may be made by Dana at any time after the Completion Date by giving of written notice thereof to all of the Sellers. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.

9.4 Notwithstanding the provisions of the preceding paragraph, Dana shall promptly after Dana has actual knowledge thereof notify all of the Sellers of the existence of any actual or potential claim, demand or other matter involving liabilities to third parties to which the Sellers' joint and several indemnification obligations hereunder would apply and shall give the Sellers a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement to the Sellers satisfaction, at the expense of and with the counsel selected jointly by the Sellers, provided that Dana shall at all times also have the right to participate in the defence at its own expense.

(a) If the Sellers shall, within ten (10) Business Days after receipt of said notice, fail to defend, Dana shall have the right, but not the obligation, to undertake the defence of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of the Sellers; and

(b) If the claim is one that cannot by its nature be defended solely by the Sellers and requires the assistance of Dana, Dana shall make available all information and assistance that the Sellers may reasonably request, provided that any associated expenses shall be paid by the Sellers.

9.5 The Sellers shall waive the benefit of all rights (if any) which any Seller may have against the JV prior to Completion and following Completion, or any present or former officer or employee of any such company, on whom any Seller may have relied in agreeing to any term of this Agreement or in making any Warranty set out in Schedule 8.1A and the Sellers jointly and severally undertake not to make any claim in respect of such reliance.

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9.6 All payments made by the Sellers to Dana under this clause 9 shall, to the extent that they are quantifiable prior to Completion, be used to offset Dana's payment obligation toward the Purchase Price under clause 2.2 above, or, otherwise, be payable directly to Dana on demand.

10. INDEMNITIES BY DANA

10.1 Dana hereby agrees to indemnify and keep each Seller fully indemnified from and against all claims, demands, actions, damages, losses (including loss of profit and opportunity), costs, obligations, penalties, liabilities and expenses brought or made against or suffered or incurred by the Seller as a result of or in respect of any breach by Dana of any Dana Warranty in any material respect or any material beach of this Agreement.

10.2 Dana shall not be liable for any claim for breach of the Dana Warranties or otherwise under this clause 10 unless it receives from the Sellers written notice containing reasonable details of the claim including the Sellers' estimate (on a without prejudice basis) of the amount of such claim on or before the second anniversary of the Completion Date. The aggregate amount of Dana's liability hereunder for all such claims shall not exceed ****.

11. TAX COVENANTS

11.1 The indemnification by the Sellers in favour of Dana pursuant to clause 9 shall include, as separate covenants, an indemnity in favour of Dana from and against any depletion of its assets or any increase in its liabilities arising wholly or partly by reason of any claim for Taxation in respect of, by reference to or in consequence of:

(a) any income, profits or gains earned, accrued or received by the Company on or before Completion; or

(b)   any event which occurred on or before Completion; or

(c) the transfer of the Transferred Interests to Dana by the Sellers pursuant to this Agreement.

11.2 For the avoidance of doubt, where a claim for Taxation involves or results in the loss of use of any relief or the cancellation of any right to a repayment of Taxation, there shall be deemed to be a depletion in assets by reference to the amount of Taxation which use of the relevant relief would have saved (assuming Taxation to be otherwise payable in respect of the earliest period for which the relevant relief would have been available if the claim for Taxation had not arisen) or the amount of the repayment, as appropriate.

11.3 The indemnities contained in this clause shall extend to all penalties, charges and interest imposed and reasonable out-of-pocket costs and expenses incurred by Dana or the JV in connection with a claim for Taxation.

11.4 If after any Seller has made any payment pursuant to clause 9 in connection with an indemnified Taxation claim described in this clause 11, Dana or the JV shall

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receive a refund of all or part of the Taxation claim which gave rise to such payment, the Party receiving the refund shall repay to such Seller an amount equal to:

(a)   the amount of such refund; less

(b) any out-of-pocket expenses, costs and charges properly incurred by the said recipient Party in recovering such refund; and less

(c) the amount of any additional Taxation which shall not have been taken into account in calculating any payment made or to be made pursuant hereto but to which such Seller is liable in consequence of such refund.

12. LIMITATIONS ON SELLERS' LIABILITIES

12.1 The Sellers shall not be liable for any Claim unless the aggregate amount of the liability of the Sellers for all Claims exceeds US$1,500,000, in which case the Sellers shall be liable for the remaining amount in respect of all Claims in excess of US$1,500,000; provided that the provisions of this clause
12.1 shall not apply in respect of any Claim in respect of a breach of any of the Tax Warranties or Tax Covenant.

12.2 The Sellers shall not be liable for any Claim unless they receive from Dana written notice containing reasonable details of the Claim including Dana's estimate (on a without prejudice basis) of the amount of such Claim:

(a) in the case of a Claim for breach of any of the General Warranties, the Pension and Fund Warranties, the Property Warranties or the Environmental Warranties, on or before the second anniversary of the Completion Date; and

(b) in the case of a Claim for breach of any of the Tax Warranties or the Tax Covenant, on or before 60 days after the expiration of the relevant limitation period within which a claim, investigation or proceeding may be brought by a Taxing Authority in respect of any transactions which resulted in or gave rise to the breach of the Tax Warranties or the Tax Covenant; provided that if the Claim arises from any evasion or fraud on the part of the Company before Completion, no time limit applies.

12.3 The Sellers shall not be liable for any Claim to the extent that the loss in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to the same Claim has been recovered by Dana.

12.4 If at any time the Sellers pay to Dana an amount pursuant to a Claim and Dana or the Company subsequently recovers from any third party (including any insurer) any sum in respect of the same Claim, then Dana shall repay to the Sellers the lesser of: (i) the amount paid by the Sellers to Dana; and (ii) the sum recovered from such third party. For the avoidance of doubt, references in this clause 12.4 to amounts recovered (and like expressions) are to the amounts so recovered net of the costs and expenses incurred in effecting such recovery and the payment of Taxation (if any) in connection therewith.

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12.5 Sellers' liabilities to Dana shall not exceed **** and the Sellers may alternatively pay the Company the amount of any Claim or pay Dana fifty percent (50%) of that amount.

12.6 No matter shall be the subject of a Claim to the extent that:

(a) allowance, provision or reserve in respect of such matter has been made in the Completion Accounts; or

(b) payment or discharge of the relevant matter has been included in calculating the amount of liabilities or deducted in calculating the amount of assets in the Completion Accounts.

(c) Insurance, equipment vendors warranties or other third party recourse satisfies such claim.

13. RIGHT TO TERMINATE

13.1 If at any time before Completion:

(a)   any Material Adverse Change occurs;

(b) there is a material breach of any of the Warranties as given on the date of this Agreement;

(c) any event occurs which, if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, would constitute a material breach of any of the Warranties; or

(d) there is any breach or non-fulfilment by any of the Sellers of any of its obligations under this Agreement,

then Dana may, by written notice given to the Sellers at any time before Completion, terminate this Agreement (other than the Surviving Provisions). Any such termination shall be without prejudice to any other rights which Dana may have as a result of any breach by any of the Sellers of this Agreement.

13.2 The Sellers jointly and severally undertake to disclose promptly to Dana in writing any breach, matter, event, condition, circumstance, fact or omission of which any Seller is or becomes aware that may give rise to a right of termination by Dana under clause 13.1.

13.3 If at any time before Completion:

(a) there is a material breach of any of the Dana Warranties as given on the date of this Agreement;

(b) any event occurs which, if the Dana Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as

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      if references in the Dana Warranties to the date of this Agreement were references to the relevant date, would constitute a material breach of any of the Dana Warranties; or

(c) there is a material breach or non-fulfilment by Dana of any of its obligations under this Agreement,

then the Sellers may, by written notice given to Dana at any time before Completion, terminate this Agreement (other than the Surviving Provisions). Any such termination shall be without prejudice to any other rights which the Sellers may have as a result of any breach by Dana of this Agreement.

13.4 Dana undertake to disclose promptly to the Sellers in writing any breach, matter, event, condition, circumstance, fact or omission of which Dana is or becomes aware that may give rise to a right of termination by the Sellers under clause 13.3.

14. TAX, COSTS AND PAYMENTS

14.1 Subject to clause 14.2 below, each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

14.2 Each Party shall pay any and all taxes, fees, duties and other government charges in respect of the sale, purchase and transfer of the Transferred Interests hereunder, which are imposed by law on that Party.

14.3 The costs of terminating any agreement or arrangement to which the Company is a party which is in contravention of the Warranties contained in Schedule 8.1A shall jointly and severally be borne by the Sellers (without prejudice to the other rights and remedies of Dana). The costs of terminating any agreement or arrangement to which Dana is a party which is in contravention of the Dana Warranties shall be borne by Dana (without prejudice to the other rights and remedies of the Sellers).

14.4 All sums payable by any Seller to Dana (if any) under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event such Seller shall pay such additional amount as shall be required to ensure that the net amount received by Dana will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

14.5 Subject to the provisions of PRC law, all payments made by any Seller to Dana pursuant to the preceding paragraph shall be calculated in RMB and made in United States Dollars, with the applicable exchange rate being the median of the US$ and RMB buying and selling rates quoted by the People's Bank of China on the date the relevant payment or transaction occurs, and shall be paid directly by such Seller to a bank account designated by Dana in writing.

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15. DFL'S GUARANTEE WITH RESPEC TO COMPANY EMPLOYEES

15.1 The Sellers acknowledge and agree that some of the employees of the Company have been exposed to asbestos and other hazardous materials during their employment with the Company prior to the Completion Date. The Sellers agree, without admission of guilt and without conceding on the burden of proof by any of such employees of the Company, that the Sellers shall be responsible for any claims of injury, sickness and/or illness made by any of such employees of the Company based on his/her exposure to asbestos and/or other hazardous materials, regardless of (i) whether such claims are brought against the Sellers, Dana or the JV, or (ii) whether such claims related to alleged exposure before or after the Completion Date, or (iii) whether such claims or notices of such claims are made prior to, on or after the Completion Date. The Sellers agree to indemnify and hold harmless Dana, Dana's Affiliates and the JV from all such claims including but not limited to costs, or expenses (indemnity or defence) including attorney fees resulting from such claims.

16. INSURANCE

16.1 As soon as reasonably practicable following the execution of this Agreement, the Sellers shall use all reasonable endeavours to procure that (to the extent permissible in relation to each such policy and where necessary to secure the benefit of the relevant cover) Dana's interest in the Company is noted on those of the insurance policies which relate to the Company or any of the businesses or assets of the Company. If and to the extent that any such policy is renewed, or any policy is put in place to replace or succeed any such policy, between the date of this Agreement and Completion, the Sellers shall procure that Dana's interest in the Company is noted on any such renewed, replacement or successor policy.

16.2 The Sellers shall ensure and otherwise do all things necessary to procure that all policies of insurance in respect of the Company's businesses and Assets as listed in Exhibit D to Schedule 8.1A are maintained in full force until (and including) Completion.

16.3 If, before Completion, any fire, flood, accident or other calamity or matter occurs in relation to the Company or any of its businesses or Assets and the Company or any Seller has any right to make a claim in respect of it under the terms of any insurance policy, then the Sellers jointly and severally undertake to, or to procure that the Company shall, use all reasonable endeavours to make recovery under the relevant policy prior to Completion. To the extent that any such recovery is made prior to Completion, the Sellers shall procure that the proceeds are applied to the restoration or replacement of the relevant insured asset(s) or that they are otherwise passed to the Company before Completion.

17. ENTIRE AGREEMENT

17.1 This Agreement, together with its Schedules and Exhibits, sets out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Transferred Interests. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Transferred Interests. It is agreed that:

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(a)   no Party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of any other Party other than those expressly set out or referred to in this Agreement or such other document;

(b) save for any such liability as a Party has under or in respect of any breach of this Agreement or any other agreement or document referred to in this Agreement, no Party shall owe any duty of care, nor have any liability in tort or otherwise, to the other Party or any other person in respect of, arising out of, or in any way relating to the transaction contemplated by this Agreement; and

(c) this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

18. VARIATION

18.1 No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

18.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

19. ASSIGNMENT

19.1 None of the Parties hereunder shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

19.2 Any purported assignment in contravention of this clause 19 shall be void.

20. ANNOUNCEMENTS

20.1 Each Party hereby undertakes that it shall not and shall procure that each of its Affiliates, directors, officers and employees shall not at any time make any public announcement or circular or disclosure in connection with the existence or subject matter of this Agreement without the prior written approval of the other Parties hereto (such approval not to be unreasonably withheld or delayed); to the extent any public announcement, circular or disclosure in connection with the existence or subject matter of this Agreement is required to be made by any of the Parties pursuant to any applicable law or stock exchange requirements, the Parties shall, to the maximum extent permitted under applicable laws and stock exchange requirements, fully consult each other to agree on the scope and substance of the required disclosure.

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21.   CONFIDENTIALITY

21.1 The Sellers hereby jointly and severally undertake to Dana that save as required by applicable law or stock exchange requirements each of them shall not and shall procure that each of its directors, officers and employees shall not at any time, save with the prior consent in writing of Dana, divulge or communicate to any person other than to directors, officers, employees or professional advisers of Dana any secret or confidential information concerning the Company and/or the JV or any customer or client or business of the Company and/or the JV.

21.2 Dana hereby undertakes to the Sellers that save as required by applicable law or stock exchange requirements it and its Affiliates shall not and shall procure that each of its directors, officers and employees shall not at any time save with the prior consent in writing of the Sellers divulge or communicate to any person other than to its directors, officers, employees or professional advisers any secret or confidential information concerning the Company and/or the JV or any customer or client or business of the Company and/or the JV.

21.3 The restrictions contained in clauses 21.1 and 21.2 above shall cease to apply in the event that such information comes into the public domain (other than through any unauthorised disclosure by the Sellers or Dana) or disclosure of such information is required by law or any court or tribunal. If disclosure of such information is required by law or any court or tribunal, then any of the Parties so required to disclose such information shall promptly inform and consult with all the other Parties before taking any actions to make any disclosures as required.

22.   SEVERABILITY

22.1 If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

23.   COUNTERPARTS

23.1 This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

24.   WAIVERS

24.1 No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

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24.2  The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

25.   FURTHER ASSURANCE

25.1 Each Party agrees to perform (or procure the performance, by its duly authorised representatives, and, in the case of the Sellers, the Company's directors and officers respectively nominated or appointed by the Sellers and the Company's duly authorised representatives, of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any other Party may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated hereunder and for the purpose of vesting in such Party the full benefit of the assets, rights and benefits to be transferred to or conferred on such Party under this Agreement.

25.2 The Sellers shall jointly and severally procure that there is made available to Dana at such time(s) and place(s) as Dana may reasonably direct all information in its possession or under its control which Dana may from time to time reasonably require, before Completion, in relation to the business and affairs of the Company. At the request of either Party, the Transitional Team or other individuals identified by the Parties shall meet prior to Completion to review the plans of the Company for the period before Completion.

26.   NOTICES

26.1 Any notice or other communication to be given by one Party to the other Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by pre-paid recorded express courier delivery to the address set out in clause
26.2 and marked for the attention of the relevant Party set out in clause 26.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 26). Any notice so served by express courier shall be deemed to have been duly given at 10:00am on the seven (7th) Business Day following the date of posting.

References to time in this clause are to local time in the country of the addressee.

26.2 The addresses of the Parties for the purpose of clause 26.1 are as follows:

(a)   DONGFENG MOTOR CO., LTD.

      Address: 84 Baiye Road
               Wuhan Economic Development Zone
               Wuhan, Hubei Province
               People's Republic of China

      For the attention of: President
      Telephone:            +86 719 8204 588

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(b)   DONGFENG (SHIYAN) INDUSTRIAL COMPANY

      Address: No. 66 Gongyuan Road
               Shiyan, Hubei Province
               People's Republic of China

      For the attention of: General Manager
      Telephone:            +86 719 8225 884

(c)   DONGENG MOTOR CORPORATION

      Address: No. 8 Checheng Road
               Wuhan Economic and Technological Development Zone
               Wuhan, Hubei Province
               People's Republic of China

      For the attention of: General Manager
      Telephone:            +86 27 8428 5437

(d)   DANA MAURITIUS LIMITED

      Address: c/o 4500 Dorr Street
               Toledo, Ohio 43615
               United States of America

      For the attention of: Director
      Telephone:            +1 419 535 4500

Copy: DANA CORPORATION

      Address: 4500 Dorr Street
               Toledo, Ohio 43615
               United States of America

      For the attention of: Secretary
      Telephone:            +1 419 535 4500

26.3 A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, or address for the purposes of this clause 26, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

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27.   EXECUTION AND EFFECTIVENESS

27.1 This Agreement shall be executed by the duly authorized representatives of the Parties hereto and shall come into force after signing.

27.2 Once this Agreement has been executed it shall then be submitted for approval by the Sellers to the Ministry of Commerce and the State-owned Assets Supervisory and Administration Commission of the PRC (the APPROVAL AUTHORITY).

27.3 The proposed transactions contemplated under this Agreement should be carried out through SUAEE by way of tendering or public auction pursuant to the Provisional Rules. However, as all Parties agree that it is in the best interests of all Parties for such transactions to be carried out privately. As such the Sellers undertake and agree that they shall use their best efforts to apply for and obtain from SASAC a special waiver to carry out the proposed transactions contemplated under this Agreement through a privately negotiated transfer according to Article 18 of the Provisional Rules.

27.4  The Sellers agree to:

(a) notify Dana in writing immediately upon its receipt of the special waiver obtained pursuant to clause 27.3 above and/or the approval reply issued by the Approval Authority, and

(b)   provide Dana with a copy of such special waiver and/or approval reply.

27.5 Dana may, by written notice to the Sellers, terminate the effectiveness of its signature to this Agreement and make this Agreement void, if:

(a) the Approval Authority requires the Parties to amend this Agreement in a manner that is unacceptable to Dana, or imposes conditions that are unacceptable to Dana; or

(b)   the special waiver specified in clause 27.3 is not granted by SASAC; or

(c) this Agreement is not approved by the Approval Authority within three (3) months of the date of signing of this Agreement.

28.   GOVERNING LAW

28.1 The establishment, effectiveness, interpretation, amendment, performance and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC. To the extent there is no applicable PRC law, reference shall be made to international practices.

29.   SETTLEMENT OF DISPUTES

29.1 The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) Business Days from the date one Party notifies the other Parties in writing of its intention to submit the dispute,

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controversy or claim to arbitration in accordance with this clause, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration by the Hong Kong International Arbitration Center (HKIAC) in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including additions to the UNCITRAL Arbitration Rules as are therein contained.

29.2 The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Center. The arbitration proceedings will be conducted in English and Chinese. The arbitration panel will consist of three (3) members. Dana shall select one (1) arbitrator, and the Sellers shall jointly select one
(1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) Business Days of the appointment of the two (2) Party-nominated arbitrators, by the Chairperson of the HKIAC. The presiding arbitrator shall not be a national of the PRC or the United States of America. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys' fees) shall be borne by the losing Party(ies), unless otherwise determined by the arbitration award.

29.3 In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

29.4 Each Party shall continue to exercise its respective rights, and fulfill its obligations under this Agreement while a dispute is being resolved through arbitration, except for the matters in dispute.

29.5 Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

30.   LANGUAGE

30.1 This Agreement is written in a Chinese version and in an English version in fourteen (14) originals each. Both language versions shall be equally authentic. Each of the Sellers and Dana shall each keep two (2) originals in each language. Two (2) originals in each language shall be submitted, as necessary, to each of the Approval Authority and the SAIC.

30.2 If there is a discrepancy between the Chinese and English versions, the Parties shall try to resole such discrepancy through friendly discussions. If such friendly discussions do not resolve such discrepancy, the arbitrators appointed pursuant to the provisions of clause 29 shall determine which version most accurately records the Parties' intention.

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31.   SIGNING PLACE AND DATE

AS WITNESS this Agreement is signed in Xiangfan, Hubei Province, PRC by the duly authorized representatives of the Parties on this 10th day of March 2005.

DONGFENG MOTOR CO., LTD.

Signature of legal or authorized representative:

By: /s/ Miao Wei
    ------------

DONGFENG (SHIYAN) INDUSTRIAL COMPANY

Signature of legal or authorized representative:

By: /s/ Li Zhenhua
    --------------

DONGENG MOTOR CORPORATION

Signature of legal or authorized representative:

By: /s/ Miao Wei
    ------------

DANA MAURITIUS LIMITED

Signature of legal or authorized representative:

By: /s/ Robert E. Pollock
    ---------------------

DANA CORPORATION AS GUARANTOR

Signature of legal or authorized representative:

By: /s/ B. N. Cole
    --------------

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                                  SCHEDULE 1.1

                                 INTERPRETATION

In this Agreement (including the Schedules and Exhibits), except so far as the context otherwise requires, the following expressions shall have the following meanings:

AFFILIATE means, in relation to any Party, any enterprise, corporation, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with that Party; CONTROL for the purposes of this definition being taken to mean direct ownership of fifty percent (50%) or more of the registered capital, stocks or the voting rights of such enterprise or entity;

AGREEMENT means this sale and purchase agreement, as it may be amended, supplemented or otherwise modified from time to time by the Parties hereto pursuant to the provisions hereof;

APPRAISAL REPORT means the report on the appraised value of the Transferred Interests prepared by China Enterprise Appraisals (the APPRAISER) based on information provided by the Sellers and the Company and issued by the Appraiser. The appraised value of the Transferred Interests as set out in such report are agreed to and accepted by the Parties and subject to approval by SASAC (if required);

APPROVAL AUTHORITY is defined in clause 27.2;

ASSETS means all assets of any kind and type (real, personal, tangible and intangible) which are owned or used by the Company and in which the Company has and rights or interests, including but not limited to the Real Properties and such other assets set out in the 2003 Audited Financial Statements;

BUSINESS DAY means a day (other than a Saturday or Sunday) on which banks generally are open in the USA and the PRC for the transaction of normal banking business;

COMPANY means the domestic limited liability company by the name of Dongfeng Axle Co., Ltd. owned by DFL, Dongfeng Industry and DFM, which, prior to Completion, was the predecessor of the JV;

COMPLETION means completion of the sale and purchase of the Transferred Interests by the Sellers to Dana in accordance with clause 5 under this Agreement, and COMPLETION DATE means the date on which Completion takes place;

COMPLETION ACCOUNTS means the balance sheet and the profit and loss statement of the Company as of the Completion Date to be prepared in accordance with clause 6 and Schedule 6.1 and audited by a PRC certified auditing entity;

COMPLETION ACCOUNTS DATE means the date up to which the Completion Accounts will be prepared and which shall be of even date with the Completion Date;

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CONDITION PRECEDENT means those conditions precedent to Completion as referred to in clause 3.1 and set out in Schedule 3.1;

CLAIM means any claim for breach of a Warranty or under the Tax Covenant;

COSTS means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including taxation), actions, proceedings, claims and demands, in each case of any nature whatsoever;

ENCUMBRANCE means any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, or other third party claims or rights (including rights of pre-emption) of any nature whatsoever;

ENVIRONMENTAL WARRANTIES means the representations and warranties set out in Part C of Schedule 8.1A;

FACTORY means any factory owned by the Company, referred to individually as Factory A, Factory B or Factory C, and FACTORIES means Factory A, Factory B and Factory C collectively, among which:

(a) FACTORY A means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land I;

(b) FACTORY B means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land II;

(c) FACTORY C means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land III.

FINANCIAL INDEBTEDNESS means long term and short term bank loans, notes payable, letters of credit, bank guarantees, and any other credit facilities (including short term credit facilities extended by banks in the ordinary and usual course of business of the Company) together with any Encumbrances associated with such credit facilities;

FINANCIAL YEAR means January 1 through December 31 of a calendar year;

GOVERNMENTAL AUTHORITY means government or any governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity or any arbitrator with authority to bind a Party at law in the PRC or elsewhere;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world, including without limitation the Technologies and Know-how;

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JV means Sino-foreign equity joint venture by the name of Dongfeng Dana Axle
Co., Ltd. established pursuant to the New JVC with Dana and DFL each holding fifty percent (50%) of the registered capital therein, which, on Completion, becomes the successor to the Company;

KEY MANAGERS means those employees of the Company whose names are set out in Exhibit C to Schedule 3.1;

2003 AUDITED FINANCIAL STATEMENTS means the audited balance sheet of the Company as of the 2003 Audited Financial Statements Date and the audited profit and loss account of the Company in respect of the Financial Year ended on the 2003 Audited Financial Statements Date as audited by ShineWing CPAs, together with any notes, reports, statements, or documents included in or annexed thereto, copies of which are set out in Exhibit A to Schedule 8.1A;

2003 AUDITED FINANCIAL STATEMENTS DATE means December 31, 2003;

LONGSTOP DATE means October 1, 2005, or such later date as the Parties may mutually agree;

MATERIAL ADVERSE CHANGE means any event, circumstance, effect, occurrence or state of affairs or any combination thereof existing or occurring between the date of this Agreement and the Completion Date, or a breach or failure of any representations and warranties herein, which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), Assets or the business or financial condition, results or prospects of the Company; for the avoidance of doubt, (i) any change in interest rates, or other general economic conditions except for the exchange rate between RMB and US$, (ii) any change in the overall circumstances affecting auto components manufacturers in general, (iii) any change in law or accounting practices, or (iv) any adjustment made by the JV with regard to its product prices and business policies made in the ordinary course of business due to the foregoing, all of which have occurred after the date of signing of this Agreement, shall not individually be deemed as a Material Adverse Change;

M&A PROVISIONAL RULES means the Provisional Rules on Mergers with and Acquisition of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Foreign Trade and Economic Cooperation (the predecessor of MOFCOM), State Administration of Taxation, State Administration for Industry and Commerce and State Administration of Foreign Exchange on March 7, 2003 and went into force on April 12, 2003;

MOFCOM means the Ministry of Commerce of the PRC, or its provincial branch in Hubei Province, as appropriate.

NEW ARTICLES means the new articles of association of the JV to be executed by Dana and DFL prior to Completion for the establishment of the Company as a Sino-foreign

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equity joint venture by the name of Dongfeng Dana Axle Co., Ltd. with Dana and
DFL each holding fifty percent (50%) of the registered capital therein;

NEW JVC means the new joint venture contract of the JV to be executed by Dana and DFL prior to Completion for the establishment of the JV as a Sino-foreign equity joint venture by the name of Dongfeng Dana Axle Co., Ltd. with Dana and DFL each holding fifty percent (50%) of the registered capital therein;

OFFICE BUILDINGS means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land IV.

PARTY means DFL, Dongfeng Industry, DFM or Dana and PARTIES means DFL, Dongfeng Industry, DFM and Dana;

PENSION AND FUND WARRANTIES means the representations and warranties set out in Part D of Schedule 8.1A;

PRC means the People's Republic of China (but excluding, for the purposes of this Agreement, Hong Kong, Taiwan and Macao);

PROSPECTS means, in relation to the Company, the ability of Dana to conduct the ongoing business of the Company in a manner which is substantially similar to the manner in which it is conducted at the date hereof or the future financial or trading performance of the Company, in each case without taking into account facts or circumstances which affect to a similar extent generally all companies carrying on businesses similar to that of the Company in the PRC;

PROPERTY WARRANTIES means the representations and warranties set out in Part B of Schedule 8.1A;

PROVISIONAL RULES means the Provisional Rules on the Administration of Transfers State-owned Property Rights in Enterprises promulgated by the State Assets Supervisory and Administration Commission on December 31, 2003 and went into force on February 2, 2004 and any subsequent notices issued by SASAC with regard to the implementation of the Provisional Rules;

PURCHASE PRICE is defined in clause 2.2;

PWC means the international accounting firm PriceWaterhouseCoopers, its offices or affiliated offices in the PRC;

REAL PROPERTIES means all of the Land, the Office Buildings and the Factories owned or used by the Company;

RECORD DATE is defined in clause 3.3;

RMB means Renminbi, the lawful currency of the PRC;

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SAIC means the State Administration for Industry and Commerce, or its provincial or local branch in Hubei Province, as appropriate;

SASAC means the State-owned Assets Supervisory and Administration Commission or its provincial branch in Hubei Province, as appropriate;

SELLER means DFL, Dongfeng Industry or DFM individually, and SELLERS means DFL, Dongfeng Industry and DFM collectively;

SHAREHOLDERS' LOANS means long term and short term shareholders' loans including any advances to the Company by, and any amounts owed by the Company to, any of the Sellers and their Affiliates (or any director of any of the Sellers and their Affiliates or of the Company or any person connected with any of them), other than short term trade debts incurred in the ordinary and usual course of business of the Company, but excluding dividend payable regardless whether or not such dividend payable bears any interest;

LAND means any parcel of land used by the Company, referred to individually as Land I, Land II, Land III or Land IV, or Land I, Land II, Land III and Land IV collectively, among which:

(i) LAND I means that certain parcel of land (Land Lot Number: 9-13-14-2 and Land Use Rights Certificate Number: 0913014-2) with a total area of approximately 134,319.10 square meters located on Jiefang Road, Xiangfan Municipality, Hubei Province, which the JV will lease from DFM pursuant to the Land Lease Contract;

(ii) LAND II means those certain parcels of land (Land Lot Number: 9-5-242 and 9-5-743 and Land Use Rights Certificate Number: 0905242 and 0905743) with a total area of approximately 106,877.30 square meters located on No.1 Wudang Road, Maojian District, Shiyan Municipality, Hubei Province, PRC, which the JV will lease from DFM pursuant to the Land Lease Contract;

(iii) LAND III means those certain parcels of land (Land Lot Number: 9-8-9, 9-8-14, 9-8-219, 9-8-4, 9-8-1, 9-8-13, 9-8-2 and 9-8-220 and Land Use
      Rights Certificate Number: 0908009, 0908014, 0908219, 0908004, 0908001,
      0908013, 0908002 and 0908220) with a total area of approximately 318,915.30 square meters located on Maojian Hall, Maojian District, Shiyan Municipality, Hubei Province, PRC, which the JV will lease from DFM pursuant to the Land Lease Contract;

(iv) LAND IV means that certain parcel of land with an area of approximately 3,000 square meters located on No. 68 Migong Road, Xiangfan Municipality, Hubei Province, PRC, to which the JV has exclusive use rights.

SUAEE means any PRC governmental organization designated by SASAC to provide clearing and settlement services for the purchase and sale of State-owned assets and equity in accordance with Provisional Rules, including Shanghai United Assets and Equity Exchange or such other Exchange mutually agreed by the Parties;

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SURVIVING PROVISIONS means clause 1 (Interpretation), clause 8 (Warranties,
Undertakings and Indemnities), clauses 9 and 10 (Indemnities), clause 11 (Tax Covenants), clause 14 (Tax, Costs and Payments), clause 17 (Entire Agreement), clause 19 (Assignment), clause 20 (Announcement), clause 21 (Confidentiality), clause 22 (Severability), clause 24 (Waiver), clause 28 (Governing Law), clause 29 (Settlement of Disputes) and clause 30 (Language);

TAX COVENANT means the indemnity relating to tax set out in clause 11;

TAX WARRANTIES means the representations and warranties set out in Part E of
Schedule 8.1A;

TAXATION includes (without limitation) income tax (including personal income tax payable on behalf of staff), value added tax, business tax, real estate tax, vehicle and vessel licence tax, custom duties, import duty, stamp duty, capital duty or fees payable on any increase in the registered or share capital of a company, and all taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, personal property and other taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever, chargeable by any Taxing Authority and any payment whatsoever which the JV and/or the Company may be or become bound to make to any person as a result of the operation of any enactment relating to taxation and all penalties, charges and interest relating to any claim for taxation;

TAXING AUTHORITY means the State Administration of Taxation, Ministry of Finance, any local tax bureau, customs and excise authorities of the PRC or any other governmental or municipal authority;

TECHNOLOGIES AND KNOW-HOW means all of the patents (with all right, title and interest in and to such patents, including (i) the benefit of all priority dates, (ii) the right to seek and obtain registrations in other countries, and
(iii) the right to sue and obtain injunctive relief, damages and all other relief in respect of any infringement or misuse (whether past, present or future) of such patents or of the rights conferred by publication of the application of such patents), or non-patented technology, technical knowledge, know-how and practical experience owned and used by the Company in regard to the design, manufacture, assembly, installation and maintenance of vehicle axle products;

TRANSFERRED INTERESTS means the DFL Interest, Dongfeng Industry Interest and DFM Interest, among which:

(x) DFL INTEREST means the twenty-nine and 23/100 percent (29.23%) of the registered capital in the Company owned by DFL and to be purchased by Dana in accordance with the provisions hereof;

(y) DONGFENG INDUSTRY INTEREST means ten and 96/100 percent (10.96%) of the registered capital in the Company owned by Dongfeng Industry and to be purchased by Dana in accordance with the provisions hereof;

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(z)   DFM INTEREST means nine and 81/100 percent (9.81%) of the registered capital in the Company owned by DFM and to be purchased by Dana in accordance with the provisions hereof.

TRANSITIONAL GROUP means Wen Yunzhong, Li Zhiguang and Xiao Dayou, or other personnel designated by DFL, representing the Sellers, and Gerry Turek, Norm Boisvert, and Bill Gieseler, or other personnel designated by Dana, representing Dana;

USA means the United States of America;

US$ means the lawful currency of the United States of America;

WARRANTIES means the representations and warranties on the part of the Sellers as set out in Schedule 8.1A, and WARRANTY means any of the Warranties on the part of the Sellers as set out in Schedule 8.1A.

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                                  SCHEDULE 2.3

                                  PAYMENT TERMS

(a) Pursuant to the provisions of clauses 2.1 and 2.2 and subject to other terms and conditions of this Agreement (including without limitation adjustment made pursuant to clause 6 of the Agreement), Dana shall pay the Sellers Renminbi Four Hundred Eighty-Five Million (RMB485,000,000) (the PURCHASE PRICE) in consideration for the transfer to Dana of the Transferred Interests and the rights transferred by the Sellers pursuant to clause 2.1 of the Agreement as contemplated in this Agreement on the Completion Date, which payment is subject to any compensation payable by the Sellers to Dana with respect to any breach committed by any of the Sellers of its obligations under this Agreement including breach of any Warranty.

      All payments by Dana to the Sellers shall be made by a wire transfer to the respective bank account of each of the Sellers designated by the Sellers in writing.

(b)   Dana will pay the Purchase Price in Renminbi.

(c) Dana acknowledges that it is not entitled to receive any distribution of profits or dividends until Dana has purchased the Transferred Interests.

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                                  SCHEDULE 3.1

                              CONDITIONS PRECEDENT

The following matters shall be concluded or obtained on or before Completion:

1.    MATTERS RELATING TO DANA'S ACQUISITION OF THE TRANSFERRED INTERESTS

(a) each of the Warranties made by the Sellers being true and correct in all material respects on and as of the Completion Date as though such Warranty was made on and as of the Completion Date, and any Warranty as of the a specified date earlier than the Completion Date having been true and correct in all material respects on and as of such earlier date;

(b) each of the Sellers having performed and complied with, in all material respects, each agreement, covenant, undertaking and obligation required by this Agreement to be so performed or complied with by such Seller at or before Completion, including its respective pre-completion undertakings set out in Schedule 4.1;

(c) the special waiver specified in clause 27.3 or other form of evidence acceptable to the Parties evidencing the approval by SASAC of the transaction contemplated hereunder having been granted by SASAC;

(d) this Agreement having been approved in its present form by the Approval Authority;

(e) the Appraisal Report in the form of Exhibit A to this Schedule 3.1 having been approved by SASAC at a valuation of the Transferred Interests being agreed to and accepted by the Sellers and Dana;

(f) the Labor and HR Agreement as agreed among the Parties and endorsed by the chairman of the labor union of the Company on behalf of the Company's employee representatives meeting in the form of Exhibit B to this Schedule
      3.1 having been approved by the Approval Authority;

(g) a properties rights exchange certificate with regard to the purchase and sale of the Transferred Interests having been issued by SUAEE, if required;

(h) all of the documents set forth in Schedule 5.2 (in form and substance acceptable) having been delivered by the Sellers to Dana;

(i) Dana having made an inspection to its satisfaction of all the Assets at the current location of such Assets and having received assurances in form and substance satisfactory to Dana that the Company has permanently discontinued the use of asbestos in its products (including those in inventory or purchased from others) and has removed any residual asbestos or asbestos containing materials from all of its Real Estate, within ten
      (10) Business Days before the Completion Date; and

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(j)   there having been and there being no breach in any material respect by any
      Seller of this Agreement.

2. MATTERS RELATING TO CONVERSION OF THE COMPANY INTO A SINO-FOREIGN EQUITY JOINT VENTURE IN WHICH DANA WILL HOLD FIFTY PERCENT (50%) OF THE REGISTERED CAPITAL AND TO THE PROPER ESTABLISHMENT OF THE JV

(a) each of the following documents having been duly executed by the authorized representatives of DFL and Dana and having been approved in its present agreed form by MOFCOM or its authorized branch:

        (i)   the New JVC; and

        (ii)  the New Articles.

(b) all of the Ancillary Contracts (as defined and listed in the New JVC) having been executed by the parties thereto and approved by or registered with the relevant PRC government authorities to the extent such approval and/or registration is required under PRC law;

(c) a new business license for the JV having been issued by the SAIC which characterises the JV as a Sino-foreign equity joint venture with DFL and Dana each holding fifty percent (50%) of the registered capital therein and with the approved business scope being not materially different from that set out in Article 4.2 of the New JVC;

(d)   each of the Key Managers whose names are set out in Exhibit C to Schedule
      3.1 having entered into the JV's standard individual employment contract with the JV;

(e) new real estate ownership rights certificate (in form and substance acceptable to Dana) having been issued to the JV evidencing that the JV has an exclusive lease to Land I, Land II and Land III and has exclusive ownership rights in Factory A, Factory B, Factory C and the Office Buildings;

(f) a required approval (in form and substance acceptable to Dana) having been issued to the JV evidencing that the JV has an exclusive use rights to Land IV.

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                            EXHIBIT A TO SCHEDULE 3.1

                                APPRAISAL REPORT

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                            EXHIBIT B TO SCHEDULE 3.1

                             LABOR AND HR AGREEMENT

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                            EXHIBIT C TO SCHEDULE 3.1

                                  KEY MANAGERS

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                                  SCHEDULE 4.1

                      SELLERS' PRE-COMPLETION UNDERTAKINGS

Each of the Sellers jointly and severally undertakes and covenants with Dana that, at all times from and after March 1, 2004 and until Completion, such Seller shall comply with all undertakings and covenants of this Schedule 4.1, except to the extent Dana may otherwise consent in writing.

1.    CONDUCT OF BUSINESS

The Sellers shall jointly and severally cause the Company to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Sellers shall jointly and severally:

(a) procure that the Company carries on its business only in the ordinary and usual course and that the Company does not make or agree to make any payment other than routine payments in the ordinary and usual course of business;

(b) procure that all reasonable steps are taken to preserve and protect the Assets of the Company and to preserve and retain the goodwill of each of their businesses (including the existing relationships with customers and suppliers);

(c) procure that Dana's representatives shall be allowed, upon reasonable notice and during normal working hours, access to (i) the books and records of the Company (including all statutory books, minute books, financial and accounting records and vouchers, contracts, supplier lists and customer lists), together with the right to take copies; and (ii) the Land, the Office Buildings and the Factories;

(d) not do, allow or procure, and shall ensure that neither the Company nor any Seller shall do, allow or procure, any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(e) make prompt disclosure to Dana of all relevant information which comes to the notice of the Company or any Seller in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(f) procure that there is no declaration, authorisation, making or payment of a dividend or other distribution (whether in cash, stock or in kind) nor any reduction of their paid-in registered capital by the Company, except as otherwise provided in the New JVC;

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(g)   cause all transactions between the Company and any of the Sellers and their Affiliates to take place on arm's length terms;

(h) procure that changes are not made in terms of employment (including pension fund commitments), other than those required by law, which could in aggregate increase the total staff costs of the Company by more than 8 per cent per annum or the remuneration of any one director or employee by more than 20 percent per annum;

(i) procure that, except to replace employees of the Company on substantially the same terms, the Company shall not employ or agree to employ any new persons full time or part time but only hires temporary workers as required, or dismiss any Key Manager except for incompetence or gross misconduct or other reasonable cause justifiable in law;

(j) not take any action, and shall procure that no action is taken by the Company or by any Seller, which is inconsistent with the provisions of this Agreement;

(k) procure that no Key Manager is given notice of the termination of his or her employment or is dismissed without the prior consent of Dana; and the Sellers shall not reassign or appoint the Key Manager and shall direct the Company not to initiate the termination or dismissal procedures without the prior consent of Dana;

(l) procure that the Company will maintain all policies of insurance in full force and effect; and

(m)   procure that no additional directors are appointed to the Company.

2.    CERTAIN RESTRICTIONS

From the date of this Agreement until Completion or termination pursuant to clause 13, each of the Sellers shall jointly and severally ensure that the Company fully notify and consult with Dana through bi-weekly meetings or telephone conferences of the Transitional Group in relation to any matters that may result in a Material Adverse Change on the Company or the Company's Assets, business or prospect and that, without the prior consent of Dana, none of the following are done, permitted or agreed to be done by or in relation to the
Company:

(a) the reorganisation of, or the discontinuance of, any part of the business of the Company;

(b) any failure to settle in accordance with the payment procedures and timescales normally observed by the Company any debts incurred by the Company in the normal course of trading;

(c) any entry into or modification of (including a bid, tender, proposal or offer likely to lead to the same) or a termination of any contract or arrangement having, or related contracts or arrangements having an aggregate value or involving or likely to involve expenditure in excess of RMB1 million per

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      annum other than the purchase of raw materials and components from and supplies and sale of products to, unrelated third parties in the ordinary course of business or which is of a long term or unusual nature (a LONG TERM NATURE meaning that such contract or arrangement is not capable of performance within its terms within 12 months after the date on which it is entered into or undertaken or cannot be terminated on less than 12 months' notice) or which could involve an obligation of a material nature (a liability for expenditure in excess of RMB2 million being included as MATERIAL for this purpose) or which may result in any material change in the nature or scope of the operations of the Company, or any modification (including a bid, tender, proposal, or offer likely to lead to the same) of any contract or arrangement which would cause the relevant contract or arrangement to fall within any of the above descriptions in this paragraph
      (c), or which may have such a result;

(d) the giving of any form of individual guarantee, indemnity or other agreement to secure an obligation of a third party which if called would result in a cost to the Company of RMB500,000 or more;

(e) the amendment of such insurance policies as the Sellers are required by clause 16 of this Agreement to maintain, or the doing or suffering to be done of anything that will, or which could reasonably be expected to, render any of the same void or voidable;

(f) any increase by more than RMB100,000 of the amount of any liability in respect of which any guarantee, indemnity, counter-indemnity or letter of comfort existing at the date of this Agreement has been given or the entry into of any new guarantee, indemnity, counter-indemnity or letter of comfort;

(g) the institution or settlement of, or agreement to settle, any litigation where the institution or settlement would result in a payment to or by the Company of RMB500,000 or more;

(h) the entry into, or the material modification of, any subsisting agreement with any trade union or other body representing its Employees or relating to any works council;

(i) the creation of any Encumbrance over the Transferred Interests or the registered capital or the Assets of the Company, or any of them; or

(j) the acquisition of, or entry into an agreement to acquire, or the disposal of, or entry into an agreement to dispose of, any material asset or material stocks, in each case, involving consideration, expenditure or liabilities in excess of RMB1 million (exclusive of VAT).

3.    AFFILIATE TRANSACTIONS

Immediately prior to Completion, all Shareholders Loans and other borrowing by the Company from, any of the Sellers and their Affiliates (or any director of any of the Sellers and their Affiliates or of the Company or any person connected with any of them), shall be paid in full. Prior to Completion, the Company shall not enter into any

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contract or amend or modify any existing contract, or engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, with any of the Sellers or their Affiliates (or any officer or director of the Company, the Sellers or their Affiliate).

4.    NOTICE AND CURE

(a) The Sellers shall notify Dana in writing of, and contemporaneously shall provide Dana with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before Completion, any event, transaction or circumstance, as soon as practicable after it becomes known to the Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of any of the Sellers under this Agreement to be breached or that renders or will render untrue any representation or Warranty of any Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this paragraph shall have any effect on the representations, Warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any Condition Precedent contained herein or shall in any way limit Dana's right to seek indemnity under clause 9 of this Agreement.

5.    EXCLUSIVITY

Pending Completion or termination of this Agreement pursuant to clause 13, whichever is earlier, each of the Sellers agrees:

(a) not to make any initial or further approach to, or entertain any approach from or to commence or continue discussions or negotiations with, any person with a view to a transaction taking place which would preclude or materially restrict or delay the transaction which is the subject of this Agreement;

(b) to notify Dana in writing immediately of any approach that is made to any of the Sellers with a view to said Seller entering into or continuing negotiations of the type described in paragraph (a) above; and

(c)   that Dana shall have the exclusive right to acquire the Transferred
      Interests.

6.    FULFILMENT OF CONDITIONS PRECEDENT

Each of the Sellers hereby agrees and jointly and severally undertakes with Dana as follows:

(a)   at any time prior to or as of the Completion Date:

      (i) the Sellers shall procure the necessary meeting or meetings of the board of directors of the Company to be held to approve unanimously the New JVC and the New Articles including the conversion of the Company into the JV with DFL and Dana each holding fifty percent

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            (50%) of the registered capital of the JV and the acquisition by
            Dana of the Transferred Interests pursuant to this Agreement;

      (ii) DFL shall execute the New JVC and the New Articles with Dana on the date of this Agreement; and

      (iii) the Sellers shall procure that all of the matters set out in
            Schedule 3.1 have been completed in all material respects prior to or as of the Completion Date.

(b) immediately after signing of the New JVC and the New Articles, DFL shall cause a counterpart original of each of such documents to be submitted to the Approval Authority for approval in accordance with all applicable PRC laws.

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                                  SCHEDULE 5.2

               DOCUMENTS TO BE DELIVERED BY SELLERS AT COMPLETION

The Sellers shall deliver (or cause to be delivered) to Dana at Completion copies of the following documents certified by the chairman of the board of the Company to be true copies:

1. a new business license for the JV issued by SAIC which characterises the JV as a Sino-foreign equity joint venture with DFL and Dana each holding fifty percent (50%) of the registered capital of the JV;

2. evidence that four (4) Dana appointees and four (4) DFL appointees have been registered with SAIC as constituting the entire board of directors of the JV;

3. evidence that a Dana appointee have been registered with SAIC as the new general manager of the JV;

4. the approval reply (replies) and the approval certificate(s) issued by the Approval Authority approving (i) the acquisition of the Transferred Interests by Dana pursuant to this Agreement, (ii) the New JVC, (iii) the New Articles, and (iv) the establishment of the JV as a Sino-foreign equity joint venture pursuant to the New JVC showing DFL and Dana each holding fifty percent (50%) of the registered capital of the JV;

5. a letter in the agreed form duly and jointly executed by the Sellers confirming that the directors of the Company appointed by the Sellers except those persons who shall continue as DFL designated directors, General Manager, Deputy General Manager in charge of finance (if any) and the Deputy General Manager in charge of engineering (if any) of the Company have been removed from the Company and agreeing that the Sellers shall indemnify the JV from all claims or rights of action whether by way of compensation, remuneration, redundancy payments or otherwise, except for accrued remuneration and reasonable expenses (if any) for the month then current;

6. a letter of appointment duly executed by DFL in the agreed form appointing four (4) individuals to the board of directors of the JV;

7. a resolution of the board of directors (certified by the chairman of the board) and/or a resolution of the shareholders of each Seller approving this Agreement in its present form and authorising the execution of and the performance by it of its respective obligations under this Agreement, if such resolution is required by the articles of association or other governing documents of such Seller;

8. a resolution of the board of directors (certified by the chairman of the board) of DFL authorising the execution of and the performance by it of its obligations under the New JVC;

9. the articles of association or other governing documents of each of the Sellers;

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10.   all of the documents evidencing the completion of all of the matters set forth in Schedule 3.1; and

11.   copies of any other evidence of Completion as reasonably required by Dana.

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                                  SCHEDULE 6.1

                               COMPLETION ACCOUNTS

The Completion Accounts shall be prepared in accordance with accounting principles and financial reporting standards stipulated under PRC laws and regulations, and shall be prepared on the same basis as the 2003 Audited Financial Statements, except as described in this Schedule.

The Completion Accounts will comprise a consolidated balance sheet as at the Completion Accounts Date, and a consolidated profit and loss account for the period from the 2003 Audited Financial Statements Date until the Completion Accounts Date. All connected inter-company transactions and unrealized profits shall be eliminated from the consolidated financial statements.

The Completion Accounts will be prepared on the accruals basis and going concern basis.

A full inventory of all fixed assets will be made as part of the Completion Accounts process. Items shown in the ledgers which do not physically exist will be fully written off. If the Company can evidence its ownership of items which exist but which are not recorded on the ledgers then those items should be recognised at their depreciated net book value, taking into account the actual date of purchase and subject to review and verification of legal titles therefor.

Fixed assets should be shown at their cost or valuation less depreciation. An assessment will be made of whether the valuation of any individual asset is impaired as at the Completion Accounts Date. If there is an indication that the value of an asset has been impaired, then it should be written down to its recoverable amount, being the higher of its value in use and its net selling price. Any encumbrance over any of the fixed assets will be fully disclosed.

The cost of construction in progress incurred as at the Completion Accounts Date will be fully accrued. All projects which have been completed (as evidenced by the assets being put into use) shall be classified as "fixed assets" and depreciated from the date they were put into use. All commitments outstanding under contracts in progress will be fully disclosed. Any encumbrance over amounts recorded as "construction in progress" will be fully disclosed.

Ownership of all intangible assets will be evidenced by documentation. Land Use Rights will be stated at their cost less amortisation (the amortisation period being the duration of the land use right). The value of other intangible assets will be tested for impairment using the same method as for fixed assets.

Cash will be evidenced by bank statements, which will be confirmed with banks at the Completion Accounts Date, and reconciled to the cash balance in the general ledger. Any restrictions over cash will be fully disclosed.

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Notes receivable will be evidenced by relevant documentation, and should be stated gross at the face value of the note less any provision for doubtful debt. Full disclosure will be made of encumbrances over notes receivable.

Accounts receivable will be evidenced by confirmations from debtors. Provision will be made for doubtful debts on the following basis: amounts due for less than 3 months 0%, amounts due for 3-12 months 5%, 1 - 2 years 30%, 2 - 3 years 75%, above 3 years 100% (above 3 years 90% for connected inter-company accounts receivable). Specific provisions will also be made for debts that are known to be in dispute or uncollectible). Ageing will be calculated by reference to the date the goods were dispatched to the customer. Any encumbrances over accounts receivable will be fully disclosed.

The internal bank deposit will be evidenced by irrevocable confirmation from the counter-party. Any restrictions on its use will be fully disclosed.

Other receivables, prepayments and other current assets will be evidenced by documentation, be recorded on the accruals basis, and be stated at cost less any provision required.

Inventory will undergo a full physical inspection as at the Completion Accounts Date at all locations where inventory of the Company is held. The inventory shown on the books will be adjusted to the amount of inventory that physically exists and any difference will be written off. Inventory will be valued at the lower of cost and market value, which will include an assessment of whether individual items are damaged, obsolete, or if their selling prices have declined. All encumbrances over inventory will be fully disclosed.

Third-party loans should be stated at the amount of the loan and be evidenced by loan contracts. All security given for such loans, including security given by third parties, should be fully disclosed. All interest on loans should be fully accrued.

Notes payable will be evidenced by relevant documentation, and should be stated gross at the face value of the note.

Accounts payable should be fully accrued as at the Completion Accounts Date, including for all goods received but not invoiced.

All dealer rebates and sales incentives will be fully accrued as at the Completion Accounts Date, including a pro-rata estimate of amounts payable under annual schemes.

Dividend payable will be stated at the amount of dividend declared as at the Completion Accounts Date, as evidenced by Board minutes.

Taxes payable will be fully accrued as at the Completion Accounts Date. All disputes with, demands or payment requests from the Taxing Authority not accrued shall be disclosed in full.

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Advances from customers should be evidenced by documentation and reconciled with customer accounts.

Salary and welfare payable should be fully accrued for all elements of remuneration, e.g. annual bonuses, sales incentives, overtime, etc.

All other present obligations should be fully accrued as accruals. All future commitments should be fully disclosed.

Warranty provision will be accrued at 2% of net sales, net of suppliers' reimbursements that are certain to be received.

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                                  SCHEDULE 6.4

                   POST-COMPLETION UNDERTAKINGS BY THE SELLERS

1. The Sellers hereby jointly and severally agree and undertake with Dana that following Completion:

      (a) Dongfeng Industry and DFM shall procure that none of their respective Affiliates (save for DFL as an Affiliate of DFM), employees, directors, executives, agents, advisors, consultants, or any persons who have acted as the Company's directors or been employed by the Company pursuant to any nomination, recommendation or appointment by Dongfeng Industry or DFM, shall participate in board meetings and management of the JV or otherwise participate in or interfere with the management, conduct of business and other aspects of the operation of the JV.

      (b) As soon as practicable and in any event within ten (10) Business Days after the Completion Date, DFL shall cause or procure that its four (4) appointees to the board of directors of the JV shall convene a meeting with the four (4) directors appointed by Dana, which meeting shall also be attended by the respective nominees for the JV's General Manager, Deputy General Manager in charge of finance and Deputy General Manager in charge of engineering as nominated by Dana and the JV's one Executive Deputy General Manager and Two Deputy General Managers in charge of HR, purchasing sales and manufacturing functions as nominated by DFL, to transact or deal with the following business in accordance with the New Articles:

            (i) formally appoint the JV's General Manager, Deputy General Manager in charge of finance and Deputy General Manager in charge of engineering as nominated by Dana, and the JV's one Executive Deputy General Manager and Two Deputy General Managers in charge of HR, purchasing sales and manufacturing functions as nominated by DFL;

            (ii) formally ratify any and all of the Ancillary Contracts to which the JV is a party;

            (iii) formally discuss and decide on matters relating to the management of the JV and its business operations as the new board of directors shall consider appropriate; and

            (iv)  cause the Chairman of the Board of the JV to promptly issue
                  (i) an investment certificate to Dana confirming its equity interest in the JV after the payment of the Purchase Price by Dana in accordance with Schedule 2.3, and (ii) an investment certificate to Dana confirming its fifty percent (50%) equity interest in the JV upon payment in full by Dana of the Purchase Price.

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                                  SCHEDULE 8.1A

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

PART A: GENERAL

INFORMATION

INFORMATION TO BE PROVIDED BY THE SELLERS

1.1 Each of the following Exhibits delivered by relevant Sellers to Dana fully and accurately sets out the information required to be provided in that Exhibit and is not materially misleading:

      EXHIBIT A - ACCOUNTS: Copies of the 2003 Audited Financial Statements of the Company and each set of audited financial statements of the Company since the establishment of the Company (including relevant profit and loss statements, and balance sheets), together with the unaudited management accounts of the Company for the period which started immediately after the 2003 Audited Financial Statements Date and ended on the date that is ten
      (10) Business Days immediately prior to the Completion Date (including a profit and loss statement of the Company for the period which started immediately after the 2003 Audited Financial Statements Date and ended on the date that is ten (10) Business Days immediately prior to the Completion Date and a balance sheet of the Company as of the date that is ten (10) Business Days prior to the Completion Date).

      EXHIBIT B - CORPORATE DOCUMENTS: The latest Articles of Association of the Company.

      EXHIBIT C - LICENCES: Copies of all licences, permissions, authorisations and consents referred to in Warranty 5.1 of this Schedule 8.1A.

      EXHIBIT D - LIST OF ASSETS AND REAL PROPERTIES: A list, including brief details (such as type, amount, value, size, relevant site maps and addresses as appropriate), of all of the Assets and Real Properties owned or used by the Company.

      EXHIBIT E - INTELLECTUAL PROPERTY RIGHTS: A list of all Intellectual Property Rights, including the Technologies and Know-now currently used by the Company.

DISCLOSURE

1.2 Save for the facts and matters set out in the Exhibits referred to in Warranty 1.1 and for facts and matters likely to affect to a similar extent generally all companies carrying on similar businesses in the PRC, there are no other facts or matters which might reasonably be expected to have a material adverse effect on the financial or trading position or prospects of the Company, or on

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      the willingness of Dana to acquire the Transferred Interests on the terms, including consideration, set out in this Agreement.

COMPLIANCE WITH LAWS

1.3(a) The Company has conducted its business and corporate affairs in accordance with its articles of association and with all applicable laws and regulations, and the Company is not in default of any order, decree or judgment of any court or any governmental or regulatory authority.

(b)    Without limiting the generality of paragraph (a):

       (i) all accounts, documents and returns required by law to be delivered or made by the Company to the SAIC, Governmental Authority, Taxing Authority or any other authority have been duly and correctly delivered or made;

       (ii) none of the operations of the Company infringe, or are likely to infringe, any Intellectual Property Rights held by any third party or involve the unauthorised use of confidential information disclosed to the Company in circumstances which might entitle a third party to make a claim against the Company, and no claim has been made or threatened by any third party which alleges or may allege any infringing act or process which would fall within this paragraph or which otherwise disputes the right of the Company to use any Intellectual Property Rights relating to its business;

       (iii) the Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union;

       (iv) the Company has made all payments for its employees under its current retirement, housing and welfare schemes implemented pursuant to relevant State and local laws and regulations of the PRC;

       (v) the Company has, in respect of all years of assessment since its establishment, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding Taxation matters which it is required to make or supply to any Taxing Authority and there is no dispute or disagreement nor is any contemplated with any such Taxing Authority regarding liability or potential liability to any Taxation recoverable from the Company or regarding the availability to the Company of any relief from Taxation;

       (vi) all sales tax and value added tax payable in accordance with the laws and regulations of the PRC or pursuant to any agreement or

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            arrangement between the Sellers and/or the Company and any
            Governmental Authority have been paid when due, and the Company has paid within the time limits prescribed by relevant laws and regulations all stamp duties payable by it and no sums are presently payable by it under any stamp duty legislation; and

      (vii) The Company is not in breach of any covenant, restriction, stipulation or other obligation affecting any of the Real Properties or the health or safety at work of staff at any of the Real Properties and there are no closure, demolition, clearance or other orders issued by any Governmental Authority affecting any of the Real Properties or any part thereof.

NO CONTRACTUAL BREACH OR DEFAULT BY THE COMPANY

1.4 The Company is not in default under any agreement to which it is a party and there are no circumstances likely to give rise to any such default. Except to the extent (if any) to which provision or allowance has been made in the 2003 Audited Financial Statements of the Company, no outstanding liability has been incurred by the Company for breach of any contract or for any other liability.

NO ADVERSE EFFECT OF ACQUISITION

1.5 Acquisition by Dana of the Transferred Interests or other performance of the terms of this Agreement will not result in any adverse effect on the business or prospects of the Company, create any adverse Taxation liability for the Company or any holders of interests in it, or cause any loss of existing rights (including without limitation existing Intellectual Property Rights or contractual rights) by the Company.

THE SELLERS

AUTHORISATIONS

2.1(a) Each of the Sellers is a corporation duly organized and validly existing under the laws of the PRC;

(b) Each of the Sellers has full legal right, power and authority to execute this Agreement and all of the contracts and documents referred to in this Agreement and to which such Seller is a party;

(c) Each of the Sellers has taken all appropriate and necessary action to authorize the execution of this Agreement and all of the documents referred to in this Agreement to which such Seller is a party and to authorize the performance and observance of the terms and conditions of this Agreement and those contracts and documents;

(d) Each of the Sellers has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences,

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        waivers or exemptions required to empower each of them to enter into and to perform their respective obligations under this Agreement and all of the contracts and documents referred to in this Agreement to which such Seller is a party; and

(e) Except for the Sellers' written consents to Dana's acquisition of the Transferred Interests and except for the Sellers' consent not to exercise any right of first refusal arising by reason of such acquisition, in each case by virtue of the execution of this Agreement, no other person's consent to Dana's acquisition of the Transferred Interests is required (other than approvals by the Approval Authority) pursuant to any law or regulation of the PRC or pursuant to the terms of any agreement or arrangement to which any Seller is a party.

THE COMPANY AND ITS EQUITY HOLDING STRUCTURE

2.2 All of the equity interest in the Company's registered capital is fully-paid or properly credited as fully-paid, and prior to Completion, DFL, Dongfeng Industry and DFM respectively hold seventy-nine and 23/100 (79.23%), ten and 96/100 (10.96%) and nine and 81/100 (9.81%) of the equity interest in the Company's registered capital, and no other individual or company holds any equity interest in the Company's registered capital.

THE TRANSFERRED INTERESTS

2.3 The Sellers are the exclusive legal and beneficial owners of the Transferred Interests to be purchased by Dana pursuant to this Agreement clear and free from all Encumbrances. No other person or entity has owned or held any equity interests in the Company. The Sellers have owned and continuously held all of the equity interests in the Company since the establishment of the Company.

FINANCIAL MATTERS

AUDITED ACCOUNTS

3.1(a) The 2003 Audited Financial Statements of the Company and audited financial statements of the Company for each of the preceding two (2) Financial Years referred to in Exhibit A of Warranty 1.1 have been audited by ShineWing CPAs which is qualified and registered in the PRC. The 2003 Audited Financial Statements of the Company as issued by ShineWing CPAs on February 4, 2004, give a true and fair view of the state of affairs of the Company as at the 2003 Audited Financial Statements Date and of their results for the Financial Year ended on the 2003 Audited Financial Statements Date.

(b)     Without limiting the generality of paragraph (a):

       (i) the 2003 Audited Financial Statements of the Company either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension

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            liabilities), all outstanding capital commitments and all bad or doubtful debts of the Company as at the 2003 Audited Financial Statements Date, in each case in accordance with accounting principles stipulated under PRC laws and regulations;

      (ii) the audited financial statements of the Company for each of its last two (2) Financial Years ended on the 2003 Audited Financial Statements Date were prepared under the historical convention, complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice (or financial reporting standards) and accounting principles stipulated under PRC laws and regulations;

      (iii) the results shown by the audited financial statements of the Company for each of its two (2) Financial Years ended on the 2003 Audited Financial Statements Date were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

MANAGEMENT ACCOUNTS

3.2(a) The unaudited management accounts of the Company for the period which started immediately after the 2003 Audited Financial Statements Date and ended on the date that is ten (10) Business Days immediately prior to the Completion Date referred to in Exhibit A of Warranty 1.1 were properly prepared:

            (i) in a manner consistent with that adopted in the preparation of such accounts for all periods ended during the twelve (12) months prior to the 2003 Audited Financial Statements Date; and

            (ii) otherwise strictly in accordance with the generally accepted accounting principles of the PRC then in force.

(b) Having regard to the generally accepted accounting principles of the PRC then in force and to the purpose for which such unaudited management accounts were prepared, they are not misleading in any material respect and neither materially over-state the value of the assets nor materially under-state the liabilities of the Company as at the dates to which they were drawn up and do not materially over-state the profits of the Company in respect of the periods to which they relate.

POSITION SINCE 2003 AUDITED FINANCIAL STATEMENTS DATE

3.3(a) Since the 2003 Audited Financial Statements Date there has been no material adverse change in the financial or trading position or in the prospects of the Company and no event, fact or matter has occurred which is likely to give rise to any such change, and the business of the Company has been carried on in the ordinary and usual course.

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(b)  Since the 2003 Audited Financial Statements Date:

     (i) no dividend or other distribution has been declared, paid or made by the Company (except for any dividends provided for in the 2003 Audited Financial Statements of the Company, if any);

     (ii) the registered capital of the Company has not been increased or agreed to be increased by the Company, and the interest of the Sellers in the registered capital of the Company has not been transferred or agreed to be transferred other than as pursuant to this Agreement;

     (iii) there has been no material change in the level of borrowing or in the working capital requirements of the Company;

     (iv) all transactions between the Company and any of the Sellers and their Affiliates have been on arm's length terms;

     (v) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of RMB1 million being included as MATERIAL for this purpose);

     (vi) The Company has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of RMB1 million;

     (vii) no debtor has been released by the Company on terms that it pays less than the book value of its debt and no debt in excess of RMB1 million owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

     (viii) no change has been made in terms of employment, including pension fund commitments, by the Company (other than those required by law) which could increase the total staff costs of the Company by more than RMB1 million per annum or the remuneration of any one director or employee by more than RMB50,000 per annum;

     (ix) there has been no unusual increase or decrease in the level of the stock and/or work in progress of the Company; and

     (x) there has been no material increase or decrease (an increase or decrease in excess of RMB100,000 being included as MATERIAL for this purpose) in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively.

WORKING CAPITAL AND NET BOOK VALUE OF THE COMPANY

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3.4(a)  Having regard to existing bank and other financial facilities, the
        Company has available to it working capital at a normal and reasonable level to enable it to continue to carry on its business in its present form and at its present level of turnover.

(b) The Company has a net book value as of the Completion Date of not less than ****.

ACCOUNTING AND OTHER RECORDS

3.5 The statutory books, books of account and other records of the Company are up-to-date and have been maintained in accordance with all applicable laws and accounting principles stipulated under PRC laws and regulations on a proper and consistent basis, and are in the possession of the Company or under its control together with all documents of title and executed copies of all existing agreements to which the Company is a party.

DEBT POSITION

DEBTS OWED TO THE COMPANY

4.1(a) There are no debts owing to the Company other than trade debts incurred in the ordinary and usual course of business.

(b) The book debts shown in the 2003 Audited Financial Statements of the Company have been realised their nominal amount less any specific provision for bad or doubtful debts included in such accounts. The book debts owed to the Company incurred since the 2003 Audited Financial Statements Date and which are due on the Completion Date will be realised in accordance with their terms not less than ninety-five (95%) of their nominal amount.

DEBTS OWED BY THE COMPANY

4.2 Except as provided in the succeeding sentence, the Company is clean and free from Shareholders' Loans and Financial Indebtedness and any other form of indebtedness (excluding trade payable and dividend payable). To the extent there is any form of indebtedness outstanding as of Completion, the Company shall have a cash balance not less than RMB150,000,000 plus the aggregate amount of such indebtedness.

REGULATORY MATTERS

LICENCES

5.1(a) The Company has obtained all licences, permissions, authorisations and consents including environmental clearances and approvals required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

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(b)     The licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects.

(c) There are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be superseded, cancelled, revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Transferred Interests by Dana or otherwise).

COMPANY'S ASSETS

OWNERSHIP

6.1 Each of the Assets included in the 2003 Audited Financial Statements of the Company or acquired by it since the 2003 Audited Financial Statements Date (other than assets sold in the ordinary course of business) is the absolute property of the Company. Those Assets are not the subject of any Encumbrances.

ASSETS USED BY THE COMPANY

6.2(a) The Company either validly owns all of the material Assets used by the Company (including without limitation fixed assets, the Technologies and Know-how and other Intellectual Property Rights, and the Real Properties) in the ordinary and usual course of its business or has secured rights to use such assets.

(b) To the extent (if any) any of the Assets is used by the Company, or any facilities or services are provided to the Company by any third party, pursuant to existing contracts or arrangements, expiration of said existing contracts or arrangements, or early termination or breach of said existing contracts or arrangements by any third party will not have any material adverse impact on the Company's business operations.

ADEQUACY OF ASSETS

6.3 The Assets of the Company and the facilities and services to which the Company has a contractual right include all rights, properties, assets, facilities and services necessary for the Company to conduct its business in the ordinary course at the production levels achieved in 2004 including all assets reflected in the Company's balance sheet. The Company has not disposed of any material asset since December 31, 2003 except in the ordinary course of business for fair value.

CONDITION

6.4 All the plant, machinery, equipment and vehicles used by the Company are in a good state of repair and have been regularly and properly maintained in

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        accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement.

STOCKS

6.5 The current raw materials and stock of the Company are adequate in relation to the current trading requirements of the Company; are in good undamaged and merchantable condition; and are not obsolete.

INVENTORIES

6.6 The inventories of the Company correspond in volume, nature, condition, merchantability and their storage profile in all material respect to prudent business management practices and to the inventory level set out in the 2003 Audited Financial Statements. To the best knowledge of the Sellers, there have been no material changes (a change in excess of RMB 100,000 being included as MATERIAL for this purpose) with regard to any inventory losses or shrinkage since the 2003 Audited Financial Statements Date.

ACCOUNTS RECEIVABLE

6.7     Intentionally left blank.

ACCOUNTS PAYABLE

6.8(a) The accounts payable of the Company include only trade accounts payable incurred in the Company's ordinary and usual course of business having been paid as they become due.

(b) Since the 2003 Audited Financial Statements Date, the amount of such trade accounts payable of the Company has been changed only by trade accounts payable incurred in the ordinary and usual course of business of the Company.

CASH

6.9(a) The Company shall have a cash balance not less than RMB 150,000,000 plus the aggregate amount of any form of indebtedness outstanding as of Completion, to the extent there is any such indebtedness.

(b) Since the 2003 Audited Financial Statements Date, the cash balances of the Company have been changed only by any payments or payables received or made in the ordinary and usual course of business of the Company.

INSURANCES

6.10(a) All of the assets used by the Company are properly insured at least at their respective replacement values and the insurances maintained by the Company are in full force and effect and, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased.

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(b)     No claim is outstanding by the Company under any such policy of insurance and, to the best knowledge of the Sellers, there are no circumstances likely to give rise to such a claim.

INTELLECTUAL PROPERTY RIGHTS

TECHNOLOGIES AND KNOW-HOW AND OTHER REGISTERED RIGHTS

7.1(a) The Company owns all of the rights and interests in, and has title to, all Intellectual Property Rights, including without limitation, the Technologies and Know-how, which are required to carry on its business as it is presently carried on. Exhibit E contains a complete list of all of the technologies and know-how owned by the Company pertaining to the design and manufacture of vehicle axle products.

(b) All Intellectual property Rights owned and used by the Company are: (i) valid and subsisting; (ii) not subject to any Encumbrances; and (iii) duly registered with the relevant authorities by and in the name of the Company in accordance with relevant PRC laws and regulations, if registerable.

(c) No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application. The Intellectual Property Rights owned or used by the Company will not be lost, or rendered liable to termination, by virtue of the acquisition by Dana of the Transferred Interests or the performance of this Agreement.

(d) No compulsory licenses, licenses of right or anything similar have been granted for such Intellectual Property Rights.

INFRINGEMENT

7.2(a) None of the operations of the Company infringes, or is likely to infringe, the intellectual property rights of any third party.

(b) There exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by the Company (including misuse of confidential information) or any event likely to constitute such an infringement nor has the Company acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights.

(c) There have been no challenges by any third party to the Company's use and ownership of the Intellectual Property Rights (including the Technologies and Know-how) listed in Exhibit E since the establishment of the Company.

CONFIDENTIAL INFORMATION

7.3 Where information of a confidential nature has been developed or acquired by the Company for the purposes of its business (including without limitation the

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        Technologies and Know-how and any trade secrets), since the establishment of the Company, such information (except insofar as it has fallen into the public domain through no fault of the Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality and limited use being imposed on the person to whom the information was disclosed. The Sellers are not aware of any breach of such confidentiality obligations by any third party that could have an adverse impact on the business or prospects of the Company.

RECORDS AND SOFTWARE

7.4(a) All the accounting records and systems (including but not limited to computerised accounting systems) of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Company.

(b) The Company is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

CONTRACTUAL MATTERS

MATERIAL CONTRACTS

8.1 Except as otherwise specified in this Agreement, there is not outstanding any agreement or arrangement to which the Company is a party:

(a) which will result in the Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Transferred Interests by Dana;

(b) and to which any of the Sellers or their Affiliates is also a party or in which any of the Sellers and their Affiliates (or any director of any of the Sellers and their Affiliates or of the Company or any person connected with any of them) is interested or from which any such person takes benefit, whether directly or indirectly;

(c)     entered into otherwise than by way of a bargain at arm's length;

(d) which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of the Company now or at any time in the future;

(e) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Company in respect of the obligations or solvency of any third party;

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(f)     pursuant to which the Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its 2003 Audited Financial Statements;

(g) which, upon completion by the Company of its work or the performance of its other obligations under it, is likely to result in a loss for the Company which is not fully provided for in its 2003 Audited Financial Statements or which either is not expected to make a normal profit margin or involves an abnormal degree of risk;

(h) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which the Company is a party;

(i) any power of attorney given by the Company or any other authority which would enable any person not employed by the Company to enter into any contract or commitment on behalf of the Company;

(j) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Company is a party; and

(k) which is any other agreement or arrangement having or likely to have a material adverse effect on the financial or trading position or prospects of the Company.

NO DEFAULT BY THIRD PARTY

8.2 No party with whom the Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

TRADING RELATIONSHIPS

8.3 During the twelve (12) months preceding the date of this Agreement no significant customer of or supplier to the Company has ceased to deal with the Company or has indicated an intention to cease to deal with the Company, either in whole or in part, and, to the best knowledge of the Sellers, no such person is likely to cease to deal with the Company or deal with the Company on a significantly smaller scale (whether as a result of the acquisition of the Transferred Interests by Dana or other performance of the terms of this Agreement or for any other reason).

LITIGATION AND INVESTIGATIONS

LITIGATION

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9.1(a)  Except as plaintiff in the collection of debts arising in the ordinary course of business (none of which exceeds RMB100,000 and which do not exceed RMB 1 million in aggregate), the Company is not a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning the Company or any of its assets.

(b) No governmental or official investigation or inquiry concerning the Company is in progress or pending.

(c) The Sellers are not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b).

DEFECTIVE PRODUCTS

9.2 The Company has not manufactured, sold or supplied any product or service which is or was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all applicable laws, regulations, standards and requirements in circumstances where the liability of the Company will or is likely to exceed any provision or reserve for product liability claims included in the 2003 Audited Financial Statements of the Company.

DIRECTORS AND EMPLOYEES

EMPLOYEES

10.1(a) The Company has approximately 6,847 active employees including senior management personnel as of the date of this Agreement. Except as in conformity with ordinary and usual practices for all periods ended during the twelve (12) months prior to the 2003 Audited Financial Statements Date, the Company has not, since the 2003 Audited Financial Statements Date, entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

(b) The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their terms and conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union, staff association or other body representing its employees or any of them.

(c) The Company has made all required contributions (whether under any statute, contract or otherwise) for its employees under its current housing fund, basic

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        and supplemental pension schemes, medical insurance, unemployment insurance and maternity insurance or other housing, retirement and welfare schemes implemented pursuant to and in accordance with applicable State and local laws and regulations of the PRC and the relevant pension or other welfare scheme documents, as applicable.

DISPUTES

10.2(a) No dispute has arisen since the establishment of the Company between the Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) which resulted in any payment by the Company or which had any substantial impact on the Company. There are no present circumstances which are likely to give rise to any such dispute.

(b) The Company has no outstanding liability of a material nature (a liability in excess of RMB30,000 with the aggregate amount in excess of RMB300,000 being included as MATERIAL for this purpose) with respect to a work-related or non-work-related accident, injury or illness of any employee.

INCENTIVE SCHEMES

10.3 Except as otherwise specified in this Agreement, the Company does not have in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.

PAYMENTS ON TERMINATION

10.4(a) Except to the extent (if any) to which provision or allowance has been made in the 2003 Audited Financial Statements, no outstanding liability of a material nature (a liability in excess of RMB30,000 with the aggregate amount in excess of RMB300,000 being included as MATERIAL for this purpose) has been incurred by the Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services.

(b) No gratuitous payment in a material amount (an amount in excess of RMB30,000 with the aggregate amount in excess of RMB300,000 being included as MATERIAL for this purpose) has been made or benefit given (or promised to be made or given) by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee,

EFFECT OF SALE

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10.5    Except as otherwise specified in this Agreement, to the best knowledge of the Sellers, no officer or senior employee of the Company has tendered resignation as a result of the acquisition of the Transferred Interests by Dana or other performance of this Agreement.

INSOLVENCY

11.1 No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

11.2 No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

11.3 No Seller or the Company has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or a bankruptcy order being made in relation to it or him, may constitute (in whole or in part) a voidable transaction under PRC insolvency laws and regulations.

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PART B: PROPERTY WARRANTIES

1. The Factories were properly constructed in accordance with, and remain in conformity with, all applicable building codes and standards, have been regularly and properly maintained since completion of construction and are in good repair.

2. The Company has not received adverse surveyors', engineers' or other professional reports in respect of the Factories and no material, substance or method of construction not in accordance with currently accepted good building practice was used in the construction of the Factories.

3. The Company has duly complied with all the terms and conditions of and all its obligations under the relevant land use rights contract and has duly and punctually paid all fees payable thereunder; there has not been and the Sellers are not aware of any complaint being made against the Company by any competent authority or person under the land use rights contract or in relation to the Company's use or occupation of any Factory or the Office Buildings.

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PART C: ENVIRONMENTAL, HEALTH AND SAFETY WARRANTIES

1. The Company has complied in all material respects with all requirements imposed by any relevant environmental and health and safety laws and regulations and has incurred no liability as a result of any breach of any such requirements which is attributable to the operations of the Company or the ownership or use of its Assets, including the Real Properties.

2. There are no claims, proceedings, actions, notices, demands or investigations in relation to the Company or any of its respective Assets, including the Real Properties, with respect to any non-compliance with or liability under environmental or health and safety laws, nor are there any such claims, proceedings, actions, notices, demands or investigations pending or threatened, to the best knowledge of the Sellers.

3. To the best knowledge of the Sellers, there are no circumstances that could reasonably be expected to give rise to any non-compliance with or liability under environmental or health and safety laws (whether actual or contingent) in relation to the Company or any of its respective Assets, including the Real Properties.

4. Neither the Company nor any of its respective Assets, including the Real Properties, has been the subject of an audit report, assessment, review or investigation (including any testing, sampling or monitoring) since the establishment of the Company in relation to any environmental or health and safety matter which has been prepared by or on behalf of, or is in the possession or control of the Sellers, the Company or any regulatory body with jurisdiction in relation to environmental laws.

5. There is no pollution or contamination of the environment on, in, at, under or migrating to or from, any Land or Factory or the Office Buildings or, in relation to the Company, which may give rise to any material liability under environmental laws.

6. In relation to the Real Properties and the Assets of the Company, the Company has no material liabilities (a liability in excess of RMB100,000 being included as MATERIAL for this purpose) in relation to the environment whether under contract with another party or otherwise.

7. The Sellers have, or have caused the Company to have, at all times taken all necessary steps to ensure the proper keeping, treatment, management, consignment and disposal of wastes produced in the course of the business of the Company so as to comply with all environmental laws.

8. The Company has taken all reasonable steps to prevent damage to the environment which could give rise to a third party claim of a material nature (a claim in excess of RMB100,000 being included as MATERIAL for this purpose) or render any premises used or occupied by the Company unusable or subject to an order for decontamination or a similar procedure.

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PART D: PENSION AND FUND WARRANTIES

1. The Company is responsible for making contribution only to the funds (at their respective contribution rates) set forth below:

No.             Name of the Fund                           Contribution Rate*
---  ------------------------------------------            ------------------
1.   Welfare Fund                                                 ****

2.   Labor Union Fund                                             ****

3.   Medical Insurance Fund including:                            ****

     Basic Medical Insurance: ****
     Supplemental Medical Insurance: ****
     Medical Aid Fund: ****

4.   Pension Insurance Fund including:                            ****

     Basic Pension Insurance: ****
     Supplemental Pension Insurance: **** **

5.   Unemployment Insurance Fund                                  ****

6.   Maternity Insurance Fund                                     ****

7.   Work-related Injury Insurance Fund                           ****

8.   Housing Fund***                                              ****

9.   Employee Education Fund                                      ****

Note: *All rates are set out as a percentage of the contribution salary, which are comprised of basic salary, seniority salary, performance salary and benefit salary, overtime salary, nightshift salary, and other form of salary.

     **The contribution rate for the Supplemental Pension Insurance will be increased from **** to **** on 1 July 2005.

     ***The contribution rate for the Housing Fund is currently at **** in Shiyan and **** in Xiangfan.

2. As of Completion, the Company has made full contributions to all of the aforesaid funds that are required to be made prior to Completion.

3. The JV's responsibilities with regard to all of the funds set forth above shall be fully discharged so long as the JV has paid in full contributions to such

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        funds based on the respective rates set forth above, and the JV shall not be responsible for managing the funds thereunder nor making payment of benefits required thereunder.

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PART E: TAX WARRANTIES

1. All liabilities to any form of Taxation created by or imposed on the Company or for which the Company is liable to account for by any Taxing Authority and whether actual, deferred, provisional, contingent or disputed in respect of any period or periods ending on or before the 2003 Audited Financial Statements Date have either been fully paid and discharged by the Company or fully provided for or disclosed in the 2003 Audited Financial Statements, and all such liabilities for the period which started immediately after the 2003 Audited Financial Statements Date and ended on the date that is ten (10) Business Days immediately prior to the Completion Date will be fully paid and discharged by the Company prior to Completion or fully provided for or disclosed in the unaudited management accounts of the Company and the Completion Account.

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                           EXHIBIT A TO SCHEDULE 8.1A

                                    ACCOUNTS

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                          EXHIBIT B TO SCHEDULE 8.1A

                               CORPORATE DOCUMENTS

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                           EXHIBIT C TO SCHEDULE 8.1A

                                    LICENSES

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                           EXHIBIT D TO SCHEDULE 8.1A

                       LIST OF ASSETS AND REAL PROPERTIES

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                           EXHIBIT E TO SCHEDULE 8.1A

                          INTELLECTUAL PROPERTY RIGHTS

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                                  SCHEDULE 8.1B
                     REPRESENTATIONS AND WARRANTIES OF DANA

Dana represents and warrants to the Sellers as follows:

(a) Dana is a corporation duly organized and validly existing under the laws of the Republic of Mauritius.

(b) Dana has full legal right, power and authority to execute this Agreement and all of the contracts and documents referred to in this Agreement and to which Dana is a party and to observe and perform its obligations under this Agreement and those contracts and documents.

(c) Dana has taken all appropriate and necessary action to authorize the execution of this Agreement and all of the contracts and documents referred to in this Agreement to which Dana is a party and to authorize the performance and observance of the terms and conditions of this Agreement and those contracts and documents.

(d) Dana has obtained all consents, approvals and authorizations necessary to validly execute this Agreement and all of the contracts and documents referred to in this Agreement to which Dana is a party, and to observe and perform its obligations under this Agreement and those contracts and documents.

                                 March 10, 2005

                            DONGFENG MOTOR CO., LTD.

                      DONGFENG (SHIYAN) INDUSTRIAL COMPANY

                            DONGENG MOTOR CORPORATION

                                       AND

                             DANA MAURITIUS LIMITED

                        =================================

                         SALE AND PURCHASE AGREEMENT FOR
                         THE ACQUISITION OF AN AGGREGATE
                           FIFTY PERCENT (50%) OF THE
                         REGISTERED CAPITAL OF DONGFENG
                                 AXLE CO., LTD.

                        =================================

                                    CONTENTS

CLAUSE                                                       PAGE
1.  INTERPRETATION..........................................   2
2.  SALE OF THE TRANSFERRED INTERESTS AND PURCHASE PRICE....   2
3.  CONDITIONS PRECEDENT....................................   3
4.  PRE-COMPLETION UNDERTAKINGS.............................   4
5.  COMPLETION..............................................   4
6.  COMPLETION ACCOUNTS AND POST-COMPLETION UNDERTAKINGS....   5
7.  RESTRICTIONS ON THE SELLERS.............................   8
8.  WARRANTIES, UNDERTAKINGS AND INDEMNITIES................   9
9.  INDEMNITIES BY THE SELLERS..............................  10
10. INDEMNITIES BY DANA.....................................  13
11. TAX COVENANTS...........................................  13
12. LIMITATIONS ON SELLERS' LIABILITIES.....................  14
13. RIGHT TO TERMINATE......................................  15
14. TAX, COSTS AND PAYMENTS.................................  16
15. DFL'S GUARANTEE WITH RESPEC TO COMPANY EMPLOYEES........  17
16. INSURANCE...............................................  17
17. ENTIRE AGREEMENT........................................  17
18. VARIATION...............................................  18
19. ASSIGNMENT..............................................  18
20. ANNOUNCEMENTS...........................................  18
21. CONFIDENTIALITY.........................................  19
22. SEVERABILITY............................................  19
23. COUNTERPARTS............................................  19
24. WAIVERS.................................................  19
25. FURTHER ASSURANCE.......................................  20
26. NOTICES.................................................  20
27. EXECUTION AND EFFECTIVENESS.............................  22
28. GOVERNING LAW...........................................  22

29. Settlement of disputes..................................  22
30. Language................................................  23
31. Signing Place and Date..................................  24